UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material pursuant to §240.14a-12

Sprouts Farmers Market, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SPROUTS
FARMERS MARKET

Proxy Statement for 2021 Annual Meeting of Stockholders

April 9, 2021

Dear Sprouts Stockholders:

You are cordially invited to attend the 2021 Annual Meeting of
Stockholders of Sprouts Farmers Market, Inc., which will be held via webcast at www.virtualshareholdermeeting.com/SFM2021, on Wednesday, May 26, 2021 at 8:00 a.m., Pacific time.

Proxy Voting

At the Annual Meeting, we will ask you to elect three members of our board of directors; vote on a non-binding advisory
resolution to approve the compensation paid to our named
executive officers for fiscal 2020 (commonly referred to as
“say-on-pay”); and ratify the appointment of
PricewaterhouseCoopers LLP as our independent registered
public accounting firm for the 2021 fiscal year.

Proxy Materials and Availability

We have elected to provide access to proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules to reduce the environmental impact and cost of our Annual Meeting. However, if you prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability.

How to Vote

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by telephone, or by mail, in accordance with the instructions included in the proxy statement.

On behalf of our board of directors, we would like to thank you for your continued interest and investment in Sprouts Farmers Market.

Sincerely,

Jack Sinclair Director and Chief Executive Officer

SPROUTS FARMERS MARKET, INC.

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Wednesday, May 26, 2021 at 8:00 a.m. Pacific time.

Place:	Via webcast at www.virtualshareholdermeeting.com/SFM2021

Items of Business:

(1)	To elect three Class II directors to serve until the 2024 annual meeting of stockholders or until their successors are duly elected and qualified;

(2)	To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2020 (“say-on-pay”);

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2022; and

(4)	To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	Holders of record of our common stock as of the close of business on March 29, 2021 are entitled to notice of, and to vote at, the Annual Meeting.

Voting:	Your vote is very important. To ensure your representation at the Annual Meeting, we urge you to vote by proxy as promptly as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. All stockholders as of the record date are invited to attend the Annual Meeting. You may vote in person at the Annual Meeting even if you have previously returned a proxy.

By Order of the Board of Directors,

Brandon F. Lombardi

Chief Legal Officer and Corporate Secretary

This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about April 9, 2021.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 26, 2021.

This proxy statement and our 2020 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended January 3, 2021, are available at www.proxyvote.com and at

investors.sprouts.com.

This proxy statement contains forward-looking statements regarding Sprouts Farmers Market, Inc.’s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in the company filings with the Securities and Exchange Commission, including the Risk Factors section of Sprouts Farmers Market, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 3, 2021. We assume no obligation to update any of these forward-looking statements.

Proxy Statement Summary

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.

Annual Meeting of Stockholders

Date:	Wednesday, May 26, 2021
Time:	8:00 a.m., Pacific time
Location:	Via webcast at www.virtualshareholdermeeting.com/SFM2021
Record Date:	March 29, 2021
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote.

Proposals and Voting Recommendations

	Board Recommendation	Page
Election of Directors
Joseph Fortunato	For	20
Lawrence P. Molloy	For	20
Joseph D. O’Leary	For	20
Advisory vote on the compensation paid to our named executive officers for fiscal 2020	For	51
Ratification of our independent registered public accounting firm	For	53

Voting Methods

You can vote in one of four ways:

Visit www.proxyvote.com to vote VIA THE INTERNET
Call 1-800-690-6903 to vote BY TELEPHONE
Sign, date and return your proxy card in the prepaid enclosed envelope to vote BY MAIL
Attend the virtual meeting to vote DURING THE WEBCAST.

To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote via the Internet or by telephone, both of which are available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 25, 2021. Stockholders may revoke their proxies at the times and in the manners described on page 7 of this proxy statement.

If your shares are held in “street name” through a bank, broker or other holder of record, you will receive voting instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares.

As used in this proxy statement, unless the context otherwise requires, references to the “company,” “Sprouts,” “we,” “us” and “our” refer to Sprouts Farmers Market, Inc. and, where appropriate, its subsidiaries.

Sprouts Farmers Market	2021 Proxy Statement 1

Business Summary

BUSINESS SUMMARY

Sprouts Farmers Market offers a unique grocery experience featuring an open layout with fresh produce at the heart of the store. Sprouts inspires wellness naturally with a carefully curated assortment of better-for-you products paired with purpose-driven people. We continue to bring the latest in wholesome, innovative products made with lifestyle-friendly ingredients such as organic, plant-based and gluten-free. Since our founding in 2002, we have grown rapidly, significantly increasing our sales, store count and profitability. Headquartered in Phoenix with over 360 stores in 23 states, we are one of the largest specialty retailers of fresh, natural and organic food in the United States.

2020 was a year like no other, and we are proud of the role our hard-working and profoundly dedicated team members played to ensure our customers had healthy food to feed their families during the COVID-19 pandemic. We adapted to certain restrictions on our operations, such as reduced operating hours and limitations on the number of customers allowed in our stores, and made significant investments to compensate our front-line store team members and protect them and our customers. Our essential grocery stores remained open throughout the pandemic to serve our communities, and we achieved record earnings and generated robust cash flow in 2020. Despite these operational challenges and investments, we ended 2020 on a stronger foundation than at the start of the year and produced exceptional results, including:

•	Opened 22 new stores, representing unit growth of over 6% from 2019;

•	Net sales of $6.5 billion; a 15% increase from 2019;

•	Comparable store sales growth of 6.9% and two-year comparable store sales growth of 8.0%, both on a 52-week basis[1];

•	Net income of $287 million and adjusted net income[2] of $294 million; compared to net income and adjusted net income of $150 million from 2019; adjusted net income increased 96% from 2019;

•	Diluted earnings per share of $2.43 and adjusted diluted earnings per share[2] of $2.49; compared to diluted and adjusted diluted earnings per share of $1.25 from 2019;

•	Adjusted diluted earnings per share[2] of $2.39, estimated on a 52-week basis, a 91% increase from 2019;

•	Generated cash flow from operations of $494 million, up 39% from 2019;

•	Achieved 340% ecommerce growth compared to 2019 and rapidly introduced on-line order pickup in every store during 2020; and

•	Structurally improved our gross margin profile through promotional adjustments and shrink initiatives.

1 Fiscal 2020 was a 53-week year that ended January 3, 2021. Period-over-period increases stated herein reflect the comparison of 53 weeks in fiscal 2020 to 52 weeks in fiscal 2019, unless otherwise noted.

2 Adjusted net income and adjusted diluted earnings per share, non-GAAP financial measures, exclude the impact of certain special items. See Appendix A to this proxy statement for further explanation and reconciliation to the comparable GAAP measures.

2 2021 Proxy Statement	Sprouts Farmers Market

Business Summary

Our Growth Strategy

In 2020, we also announced the initial steps of our new long-term growth strategy, which we believe will transform our company and drive profitable growth.

•

Win with Target Customer. We plan to refocus attention on our target customers, identified through research as ‘health enthusiasts’ and ‘experience seekers,’ where there is ample opportunity to gain share within these customer segments. Our business can grow by leveraging existing strengths in a unique assortment of better-for-you, quality products and by providing a full omnichannel offering through delivery or pickup via our website or the Sprouts app.

•

Update Format and Expand in Select Markets. We plan to deliver unique smaller stores with expectations of stronger returns, while maintaining the approachable, fresh-focused farmer’s market heritage Sprouts is known for. Our geographic store expansion and new store placement will intersect where our target customers live, in markets with growth potential and supply chain support, providing a long runway of at least 10% annual unit growth beginning in 2022.

•

Create an Advantaged Fresh Supply Chain. We believe our network of fresh distribution centers can drive efficiencies across the chain and support growth plans. To further deliver on our fresh commitment and reputation, as well as to improve financial results and reduce our environmental footprint, we will aspire to ultimately position fresh distribution centers within a 250-mile radius of stores.

•

Refine Brand and Marketing Approach. We believe we can elevate our national brand recognition and positioning by telling our unique brand story rooted in product innovation and differentiation. We are investing savings from removing our print ad into increasing customer engagement through digital and social connections, driving additional sales growth and loyalty.

•

Deliver on Financial Targets and Box Economics. We will measure and report on the success of this strategy against a number of long-term financial and operational targets that we believe will generate low double digit earnings growth.

During 2020, we laid the foundation for this multi-year business strategy, and we expect our strategy to begin to come to life for our customers in 2021 and beyond as we continue to execute.

Sprouts Farmers Market	2021 Proxy Statement 3

Environmental and Social Responsibility Highlights

ENVIRONMENTAL AND SOCIAL RESPONSIBILITY HIGHLIGHTS

Sprouts is committed to operating our business in a way that respects social and environmental well-being. We all play a role in being good stewards of our planet and its finite resources and, as a growing natural and organic retailer, Sprouts has a unique opportunity to have a positive impact on our earth and our communities. As we grow, we will continue to adopt practices that improve our relationship with the environment and strengthen our social responsibility endeavors. We operate our business with a focus on the environment, product quality and supply chain transparency, our team members and our local communities.

Environment

We work collaboratively with numerous stakeholders to understand our material impacts and prioritize where to direct our environmental efforts. Three core areas of focus for us currently include waste, carbon emissions reduction related to in-store energy and refrigeration, and transportation:

•

Zero Waste. Sprouts is committed to eliminating waste and fighting hunger in our communities through our recycling and food recovery programs. In 2020, we repurposed more than 159 million pounds of food and other recyclables from our waste stream, resulting in an overall diversion rate of 58%. All groceries that are no longer fit for sale but remain perfectly edible are donated to local hunger relief agencies, many of which are affiliated with Feeding America. Since the inception of our Food Rescue program in mid-2013, Sprouts has donated more than 97 million pounds of food to those less fortunate, the equivalent of more than 81 million meals. Food that is not fit for hunger relief agencies is donated as cattle feed or compost. During 2020, we also continued our robust non-food waste recycling program by recycling more than 100 million pounds of cardboard, 58 million plastic bags and approximately 1.8 million pounds of glass, hard plastics, paper and aluminum. Our discontinuation of paper flyers in 2020 resulted in nearly 16,000 less tons of paper consumed by the printing process.

•

Energy and Refrigeration. We are constantly seeking opportunities to further reduce our carbon footprint. We have implemented in-store energy reduction programs utilizing features such as night curtains, natural light harvesting and LED lighting to conserve resources, and we participate in the EPA’s GreenChill program, a partnership with food retailers to reduce refrigerant emissions and decrease their impact on the ozone layer and climate change. 94 Sprouts stores are GreenChill certified, with more expected as we continue to grow.

•

Transportation. We partner with EPA SmartWay transportation carriers dedicated to increasing fuel economy in their fleets and reducing carbon emissions, and our aspiration to position our fresh distribution centers within a 250-mile radius of our stores will significantly reduce mileage to transport products to our stores.

Product Quality and Supply Chain Transparency

At Sprouts, we believe good food comes from good people. We encourage all our suppliers to adopt ethical and sustainable practices that promote the well-being of our world’s most important resources and have adopted a number of practices to support these goals, including:

•	Setting standards for sustainable sourcing, ethical purchasing, product traceability and fair treatment of people and animals.

•	Supporting local brands, including locally grown produce and meats.

•	Enhancing our animal welfare standards to ensure that our suppliers meet or exceed industry best-practices.

•	Educating our customers through transparent labeling (Certified Humane, Leaping Bunny, Organic, Fair Trade and Non-GMO).

•	Requiring that our suppliers comply with our Code of Conduct and Ethics and Good Agricultural Practices.

4 2021 Proxy Statement	Sprouts Farmers Market

Environmental and Social Responsibility Highlights

Our Team Members

We are proud of our “People Powered, Purpose Driven” culture focused on improving the health of the communities we serve. Customer engagement is critical to our culture and growth plans, and we place great importance on recruiting candidates and retaining team members that have a love of food, pride themselves on service excellence, and share our purpose driven culture. Despite the challenges that occurred during 2020 related to the COVID-19 pandemic, we are proud of the following achievements during the year:

•	As one of the country’s fastest growing retailers, we created 2,500 new jobs in 2020.

•	We promoted 7,200 team members and filled 72% of store manager positions with internal candidates.

•

We pride ourselves on supporting an inclusive, respectful, and caring culture throughout our organization. In 2020, approximately 51% of our team members were female and approximately 48% of our team members were ethnically diverse. Of our promotions across all store roles, 55% were awarded to female team members and 49% were awarded to ethnically diverse team members.

Our store team members have served on the front lines of the COVID-19 pandemic, working diligently under difficult circumstances to ensure our stores were open to our communities so our customers had access to healthy food to feed their families. We implemented several measures to protect and reward our store team members for their extraordinary efforts:

•

From March through September 2020, we provided our hourly store team members with bonus payments equivalent to at least an extra $2 per hour. In the fourth quarter, we returned to our standard quarterly store bonus plan and added an incremental bonus potential based on store sales metrics.

•

We established a COVID-19 disaster relief fund available for team members in need, provided additional support through our existing back-up daycare program for eligible team members and relaxed our attendance policy in recognition of the challenges caused by the pandemic.

•

We implemented daily health screen and temperature checks for all team members, and to provide a safe working environment for our team members and our customers, we increased sanitation protocols, secured personal protective equipment for our team members, installed plexiglass at all registers and implemented social distancing and mask protocols at our stores. We are also offering our team members up to four hours of paid time off to receive the COVID-19 vaccine.

Our Local Communities

We pride ourselves on our unwavering commitment to providing our customers with friendly, knowledgeable and engaging service to support them on their healthy living journeys each and every day, but our commitment to our communities doesn’t stop at our stores. Founded in 2015, the Sprouts Healthy Communities Foundation extends our community involvement by supporting health and wellness related causes that directly impact the neighborhoods where our customers and team members live, work and play. We focus on giving locally in the areas of food security and hunger relief and promoting health education and nutrition, and since its inception, our Foundation has provided $12 million in donations to more than 250 non-profit organizations. For more information on our Foundation, please visit about.sprouts.com/sprouts-foundation/.

As our many environmental and social responsibility initiatives have advanced, so has our ability to accumulate, track, analyze and report on our accomplishments. For more information on our work, please visit our website at about.sprouts.com/sustainability to view our annual Environmental, Social and Governance (ESG) Report. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

Sprouts Farmers Market	2021 Proxy Statement 5

General Information

SPROUTS FARMERS MARKET, INC.

5455 East High Street, Suite 111

Phoenix, Arizona 85054

2021 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This proxy statement is provided, and the enclosed form of proxy is solicited, on behalf of Sprouts Farmers Market, Inc., a Delaware corporation, by our board of directors for use at the 2021 Annual Meeting of Stockholders (referred to as the “Annual Meeting”) and any postponements or adjournments thereof. The Annual Meeting will be held via webcast at www.virtualshareholdermeeting.com/SFM2021 on Wednesday, May 26, 2021 at 8:00 a.m. Pacific time.

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (referred to as the “SEC”) that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2020 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2020 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials are being first provided on or about April 9, 2021 to all stockholders entitled to vote at the meeting.

Record Date

Stockholders of record at the close of business on the record date of March 29, 2021 are entitled to notice of and to vote at the meeting.

Number of Outstanding Shares

On the record date, there were 118,194,576 outstanding shares of our common stock, par value $0.001 per share.

Requirements for a Quorum

The holders of a majority of the issued and outstanding shares of common stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

Votes Required for Each Proposal

Assuming that a quorum is present, directors shall be elected by a plurality of the votes cast by shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Therefore, the three nominees who receive the greatest number of votes cast shall be elected as directors. Our stockholders do not have cumulative voting rights for the election of directors.

6 2021 Proxy Statement	Sprouts Farmers Market

General Information

The advisory vote on the compensation of our named executive officers for fiscal 2020 (commonly referred to as a “say-on-pay” proposal) and the proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2022 shall each be decided by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon.

Although the say-on-pay vote is non-binding, the result will provide information to our compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee and our board of directors will consider when determining executive compensation for the years to come.

The vote on each matter submitted to stockholders is tabulated separately. Broadridge Financial Solutions, or a representative thereof, will tabulate the votes.

Our Board’s Recommendation for Each Proposal

Our board of directors recommends that you vote your shares:

•	“FOR” each of the three Class II director nominees;

•	“FOR” the say-on-pay proposal; and

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2022.

Voting Instructions

You may vote your shares by proxy by doing any one of the following: vote via the Internet at www.proxyvote.com; call 1-800-690-6903 to vote by telephone; sign, date and return your proxy or voting instruction card in the prepaid enclosed envelope to vote by mail; or attend the Annual Meeting to vote during the webcast. When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed.

If a proxy card is properly executed and returned and no voting specification is indicated, the shares will be voted (1) “for” the election of each of the three nominees for director set forth in this proxy statement, (2) “for” the non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2020, (3) “for” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2021 and (4) as the persons specified in the proxy deem advisable in their discretion on such other matters as may properly come before the meeting. As of the date of this proxy statement, we have received no notice of any such other matters.

If you attend the Annual Meeting, you may vote during the webcast using the 16-digit voting control number found on your proxy card, voting instruction form or notice of internet availability of proxy materials, even if you have previously voted via the Internet or by phone or returned a proxy or voting instruction card by mail, and your vote during the webcast will supersede any vote previously cast.

Broker Non-Votes and Abstentions

If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank, or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote your shares on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the election inspector that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a “broker non-vote.”

Sprouts Farmers Market	2021 Proxy Statement 7

General Information

The election of directors (referred to as “Proposal 1”) and the say-on-pay proposal (referred to as “Proposal 2”) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters; as a result, there may be broker non-votes on Proposals 1 and 2. For your vote to be counted on the above proposals, you will need to communicate your voting decisions to your broker, bank or other nominee before the date of the Annual Meeting using the voting instruction form provided by your broker, bank or other nominee.

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2021 (referred to as “Proposal 3”) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposal 3.

Broker non-votes and abstentions each are counted for determining the presence of a quorum. The election of directors requires a plurality of votes cast. Neither broker non-votes nor any withhold votes in the election of directors will have any effect thereon. Because they represent shares present and entitled to vote that are not cast in favor of a proposal, abstentions will have the same effect as votes “against” Proposal 2. Broker non-votes, however, do not represent shares present and entitled to vote on non-routine matters, and therefore, will have no effect on Proposal 2.

Revoking Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy (via Internet, telephone or mail) bearing a later date, or by attending the meeting and voting during the webcast. Attendance at the meeting webcast will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

Votes cast by proxy or in person at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote. The election inspector need not be a stockholder, and any of our directors or officers may be an inspector on any question other than a vote for or against his or her election to any position with our company or on any other matter in which he or she may be directly interested.

Voting Results

The final voting results from the Annual Meeting will be publicly disclosed in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Costs of Solicitation of Proxies

We will bear the cost of this solicitation, estimated to be approximately $75,000. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation. We may, but do not currently intend to, engage a third-party proxy solicitor.

Householding

We are required to provide an Annual Report to all stockholders who receive this proxy statement. To reduce future costs to our company, if you are a stockholder of record and have more than one account in your name, or reside at the same address as other stockholders of record, you may authorize us to discontinue duplicate mailings of future Annual Reports and proxy statements, commonly referred to as

8 2021 Proxy Statement	Sprouts Farmers Market

General Information

“householding.” To do so, mark the designated box on each proxy card for which you wish to discontinue receiving an Annual Report and proxy statement. If you are voting via the Internet or by telephone, you can either follow the prompts when you vote or give instructions to discontinue duplicate mailings of future Annual Reports and proxy statements. Street name stockholders who wish to discontinue receiving duplicate mailings of future Annual Reports should review the information provided in the proxy materials mailed to them by their bank or broker. If, now or in the future, you wish to receive a separate copy of the Annual Report or proxy statement, please notify us by sending a written request to our Corporate Secretary at our principal executive offices, 5455 East High Street, Suite 111, Phoenix, Arizona 85054, and we will deliver a separate copy.

Attending the Annual Meeting

Due to the public health impact of the COVID-19 pandemic and to protect the health and well-being of our team members, directors and stockholders, we will hold the Annual Meeting in a virtual meeting format only via the internet site set forth above. Stockholders will not be able to attend the Annual Meeting physically.

To be admitted to the Annual Meeting webcast, stockholders must enter the 16-digit voting control number found on their proxy card, voting instruction form or notice of internet availability of proxy materials. Once properly admitted, stockholders may listen to the meeting, vote their shares and submit questions during the meeting through the meeting’s website. Questions that meet the board’s guidelines will be addressed by the board or management during the meeting. Technical support will be available to stockholders prior to and during the Annual Meeting by accessing the internet site set forth above.

We intend to return to in-person annual meetings in future years once the COVID-19 crisis passes.

Availability of our Filings with the SEC

Our 2020 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Through our investor relations website, investors.sprouts.com, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Form 3, Form 4 and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act. We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended January 3, 2021 (referred to as the “Form 10-K”), as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our principal executive offices set forth in this proxy statement.

Other Information

We report our results of operations on a 52- or 53-week fiscal year ending on the Sunday closest to December 31. Our last three completed fiscal years ended on December 30, 2018, December 29, 2019 and January 3, 2021. For ease of reference, we identify our fiscal years in this proxy by reference to the calendar year ending closest to the last day of such fiscal year. For example, we refer to our fiscal years ended December 30, 2018, December 29, 2019 and January 3, 2021 and our fiscal year ending January 2, 2022 as “fiscal 2018,” “fiscal 2019”, “fiscal 2020” and “fiscal 2021,” respectively.

Sprouts Farmers Market	2021 Proxy Statement 9

Corporate Governance

CORPORATE GOVERNANCE

Our Board

Our business and affairs are overseen by our board of directors, which currently consists of eight members.

Joseph Fortunato Chairman of the Board Age: 68 Director since: 2013 Chairman since: 2017

Career Highlights

Mr. Fortunato has served as an Operating Partner at Prospect Hill Growth Partners, L.P., an operationally focused private equity firm, since January 2017. Mr. Fortunato serves on the board of directors of a number of Prospect Hill Growth Partners portfolio companies, including Comoto Holdings, Inc. (as Chairman since January 2016), Honors Holdings, LLC (since January 2018), EbLens LLC (as Chairman since March 2017) and Shoe Sensation (since August 2015). Mr. Fortunato previously served as Chairman of the Board, Chief Executive Officer and President of General Nutrition Companies, Inc. (NYSE: GNC; predecessor to GNC Holdings, Inc.), a global specialty retailer of health and wellness products, from November 2005 to August 2014 and was a consultant from September 2014 through December 2016. From 1990 to November 2005, Mr. Fortunato served in various executive roles with GNC, including Senior EVP and Chief Operating Officer, EVP of Retail Operations and Store Development and SVP of Financial Operations. Mr. Fortunato served on the board of directors of Mattress Firm Holding Corp., a retailer of mattresses and bedding-related products, from October 2012 until September 2016.

Key Board Skills and Qualifications

•   Record as an executive of a successful international retail company

•   Years of financial and operational experience

•   Experience on the boards of directors of public companies

Favorite Sprouts Brand Product

Organic Himalayan Pink Salt and Coconut Oil Popcorn

Joel D. Anderson Independent Director Age: 56 Director since: 2019 Committee: Audit

Career Highlights

Mr. Anderson has served as President, Chief Executive Officer and a Director of Five Below, Inc. (Nasdaq: FIVE), a leading high-growth value retailer offering trend-right, high-quality products, since February 2015, having previously served as President and Chief Operating Officer of Five Below from July 2014 to January 2015. Prior to joining Five Below, Mr. Anderson served as President and Chief Executive Officer of Walmart.com from 2011 until 2014 and as the Divisional Senior Vice President of the Northern Plains division of Walmart, Inc. (NYSE: WMT) from 2007 to 2011. Prior to joining Walmart, Mr. Anderson was President of the retail and direct business units for Lenox Group, Inc., a leader in quality tabletop and giftware, and served in various executive positions at Toys “R” Us, Inc. over a 14-year period.

Key Board Skills and Qualifications

•   Record as a chief executive officer of a publicly traded company

•   Over 25 years of retail industry experience

•   Experience as a high-growth retail executive at companies of scale

Favorite Sprouts Brand Product

Strawberry Flavored Yogurt Covered Pretzels

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Corporate Governance

Kristen E. Blum Independent Director Age: 55 Director since: 2016 Committees: Audit Nominating and Corporate Governance Risk, Chairperson

Career Highlights

Ms. Blum served as SVP and Chief Information Officer of PepsiCo – Latin America from January 2018 to April 2019. In January 2019, Ms. Blum was appointed as Chairperson of The Sprouts Healthy Communities Foundation, our non-profit foundation focused on health and wellness related causes. Ms. Blum also has served as a director of GuideWell Mutual Holding Corp. since May 2018. Ms. Blum previously served PepsiCo as SVP and Chief Information Officer of Global IT Transformation from November 2017 to April 2018, SVP and Chief Information Officer of Frito-Lay from September 2015 to December 2017 and SVP and Chief Information Officer of Commercial Solutions, Innovation, Data and Analytics from July 2013 to September 2015, as well as SVP and Chief Information Officer of Enterprise Solutions from December 2010 to January 2012. Ms. Blum served as EVP and Chief Technology Officer of J.C. Penney Co. Inc. from January 2012 to June 2013 and SVP and Chief Information Officer of Abercrombie & Fitch from March 2006 to October 2010.

Key Board Skills and Qualifications

•   Over 30 years of experience in developing strategies and designing information technology solutions in the retail, consumer goods and high-tech industries

•   Cybersecurity, technology functional leadership and digital transformation

•   Well-versed in audit and risk management functions

•   National Association of Corporate Directors Certified Director and Board Fellow

Favorite Sprouts Brand Product

Creamy Almond Butter

Terri Funk Graham Independent Director Age: 55 Director since: 2013 Committees: Compensation Nominating and Corporate Governance, Chairperson Risk

Career Highlights

Ms. Graham is a Branding Strategy Consultant, having most recently served as interim Chief Marketing Officer of Origin Entertainment, Inc., a film and television production company, from March 2016 to September 2017. Ms. Graham has served on the board of directors of CV Sciences, Inc. (OTCQB:CVSI), a consumer products and specialty pharmaceutical company, since August 2019, and Lumber Liquidators Holdings, Inc. (NYSE: LL), a specialty retailer of hardwood flooring, since October 2018, and served on the board of directors of 1-800 Contacts, an online retailer of contact lenses, from July 2015 to January 2016. Ms. Graham previously served as Chief Marketing Officer – Red Envelope for Provide Commerce, Inc., an e-commerce gifting company from July 2013 to September 2014. Ms. Graham served on the board of Hot Topic, Inc., a formerly publicly traded (NASDAQGS: HOTT) mall and web-based specialty retailer from June 2012 to June 2013. From September 2007 to December 2012, Ms. Graham served as SVP and Chief Marketing Officer at Jack in the Box Inc. (NASDAQGS: JACK), a restaurant company that operates and franchises Jack in the Box restaurants, having served in various marketing leadership roles subsequent to joining Jack in the Box Inc. in 1990.

Key Board Skills and Qualifications

•   Over 30 years of branding and marketing experience in the retail and restaurant industries, including extensive knowledge of digital and e-commerce

•   Public company board experience

•   Well-versed in corporate governance

•   National Association of Corporate Directors Board Leadership Fellow

Favorite Sprouts Brand Product

Vanilla Wafer Bites

Sprouts Farmers Market	2021 Proxy Statement 11

Corporate Governance

Lawrence (“Chip”) P. Molloy Independent Director Age: 59 Director since: 2013 Committees: Compensation, Chairperson Risk

Career Highlights

Mr. Molloy served as our Interim Chief Financial Officer from June 2019 to February 2020. Mr. Molloy most recently served as Interim Chief Executive Officer of Torrid LLC, a plus-sized fashion retailer, from January to August 2018, and has served on Torrid’s board since August 2018. Previously, Mr. Molloy served as the Chief Financial Officer of Under Armour, Inc. (NYSE: UA) from January 2016 to February 2017. Mr. Molloy served as a director of Party City Holdco Inc. (NYSE: PRTY) from December 2013 to June 2016 and Wingstop Inc. (NASDAQ: WING) from February 2015 to March 2016. Mr. Molloy served as Senior Advisor to Roark Capital Group, a private equity firm, from October 2014 to December 2015. Prior to that, Mr. Molloy served as Special Advisor to PetSmart, Inc., a formerly publicly traded (NASDAQ: PETM) specialty pet retailer, from June 2013 until April 2014, and had served as Chief Financial Officer of PetSmart from September 2007 until June 2013. Prior to PetSmart, Mr. Molloy was employed by Circuit City Stores, Inc. in various finance leadership roles. He served ten years in the U.S. Navy as a fighter pilot, retiring from the Navy Reserve with a rank of Commander.

Key Board Skills and Qualifications

•   Extensive knowledge of our business and strategy while recently serving as our Interim Chief Financial Officer

•   Record as a senior financial executive at nationwide retailers

•   Well-versed in financial, accounting and risk management matters

Favorite Sprouts Brand Product

Non-Alcoholic Brewed Ginger Beer

Joseph D. O’Leary Independent Director Age: 62 Director since: 2017 Committees: Compensation Nominating and Corporate Governance

Career Highlights

Mr. O’Leary has served as a director of Edgewell Personal Care Co. (NYSE: EPC), a leading consumer products company, since October 2018, and Targeted PetCare, a manufacturer of specialty pet products, since December 2019. Mr. O’Leary also served as a director of Francesca’s Holdings Corp. (NASDAQ: FRAN), a nationwide specialty boutique retailer, from April 2013 to February 2021, PetSmart, Inc., a formerly publicly traded (NASDAQ: PETM) specialty pet retailer, from May 2015 to November 2019 and Big Heart Pet Brands from August 2014 to March 2015. Mr. O’Leary served PetSmart as President and COO from June 2013 to April 2014, EVP of Merchandising, Marketing, Supply Chain and Strategic Planning from January 2011 to June 2013, SVP of Merchandising from March 2010 to January 2011, SVP of Merchandising and Supply Chain from October 2008 to March 2010, and SVP of Supply Chain from September 2006 to October 2008. Before joining PetSmart, Mr. O’Leary served as COO of Human Touch, LLC, and various logistics leadership roles with Gap Inc. (NYSE: GPS), a leading global clothing retailer, from 1999 to 2005, culminating as SVP, Supply Chain Strategy and Global Logistics. Prior to 1999, Mr. O’Leary held positions at Mothercare plc, Coopers & Lybrand LLP, and BP International.

Key Board Skills and Qualifications

•   Public company board and executive officer experience

•   Deep merchandising, supply chain and logistics experience with successful growth-oriented retailers

•   Strategic and operational acumen with international experience on multiple continents

Favorite Sprouts Brand Product

Kettle Style Chips

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Corporate Governance

Doug G. Rauch Independent Director Age: 69 Director since: 2020 Committee: Audit, Chairperson

Career Highlights

Mr. Rauch served Trader Joe’s Company, a chain of neighborhood grocery stores, for over 30 years, including as a division and later company president from 1995 until his retirement from the company in 2008. In June 2012, Mr. Rauch founded and has since served as President of Daily Table, an innovative retail concept designed to bring affordable nutrition to the food insecure in Boston’s inner city. In January 2010, Mr. Rauch was also a founding board member and Chief Executive Officer of Conscious Capitalism Inc., an organization dedicated to the practice of business as a force for good, where he continues to serve as a board member. Mr. Rauch has served on the board of directors of PAR Technology Corporation (NYSE: PAR), a leading provider of point-of-sale technology solutions to restaurants and retail outlets, since November 2017, and Imperfect Foods, a grocery delivery service with a mission to eliminate food waste, since March 2019. Mr. Rauch also served a ten-year term as a Trustee at the Olin College of Engineering from October 2009 to October 2019.

Key Board Skills and Qualifications

•   Extensive knowledge and operational experience from over 35 years in the grocery industry

•   Strategic implementation and leadership skills

•   In-depth understanding of sustainability in operations

Favorite Sprouts Brand Product

Organic Dark Chocolate Brown Rice Cakes

Jack L. Sinclair Director Age: 60 Director since: 2019

Career Highlights

Mr. Sinclair has served as our Chief Executive Officer since June 2019. Mr. Sinclair has served as a board member of FMI – The Food Industry Association since 2020 and was appointed to the Los Angeles branch board of directors of the Federal Reserve Bank of San Francisco in January 2021. Previously, Mr. Sinclair served as Chief Executive Officer of 99 Cents Only Stores LLC, a premier discount retailer, from February 2018 to June 2019, and prior to that was its Chief Merchandising Officer from July 2015 to February 2018. From December 2007 to April 2015, Mr. Sinclair was the Executive Vice President of the U.S. Grocery Division of Walmart, Inc. (NYSE: WMT), where he led all aspects of Walmart’s U.S. grocery business for its more than 4,000 stores. Prior to joining Walmart, Mr. Sinclair spent 14 years at Safeway PLC in London from 1990 to 2004, where he held several senior management positions that included responsibility for operations, merchandising and marketing for over 450 Safeway supermarket and convenience store locations throughout the United Kingdom. Mr. Sinclair served on the board of directors of The Hain Celestial Group (NASDAQ: HAIN), a leading marketer, manufacturer and seller of organic and natural products, from September 2017 to June 2019.

Key Board Skills and Qualifications

•   Extensive knowledge of all aspects of our business, vision, strategy, people and leadership

•   Service as our Chief Executive Officer

•   Over 30 years of grocery and retail experience

Favorite Sprouts Brand Product

Market Corner Ciabatta Bread

Sprouts Farmers Market	2021 Proxy Statement 13

Corporate Governance

Board Diversity

While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought and experience on our board of directors. To accomplish that objective, the nominating and corporate governance committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, skill and other qualities in the context of the needs of our board of directors. Nominees are not discriminated against on the basis of age, race, ethnicity, religion, national origin, sex, sexual orientation, disability or any other basis. The nominating and corporate governance committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition. Our current directors reflect these efforts and the importance of diversity to the board, and we are honored to have been recognized by the Women’s Forum of New York as a Corporate Champion for board diversity.

Board Structure

Our certificate of incorporation and bylaws provide for a classified board of directors with staggered three-year terms, consisting of three classes as follows:

Class	Director	Independent
Class I (term expires at 2023 annual meeting)	Joel D. Anderson Terri Funk Graham Doug G. Rauch	Yes Yes Yes
Class II (term expires at 2021 annual meeting)	Joseph Fortunato Lawrence P. Molloy Joseph D. O’Leary	Yes Yes Yes
Class III (term expires at 2022 annual meeting)	Kristen E. Blum Jack L. Sinclair	Yes No

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Corporate Governance

Our board of directors has determined that all of our current directors, except for Mr. Sinclair, are “independent,” as defined in the corporate governance rules of the NASDAQ Stock Market. There are no family relationships among any of our directors, director nominees or executive officers. Mr. Molloy was not “independent” during the period from June 20, 2019 through February 21, 2020 during which he served as our Interim Chief Financial Officer.

Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. Our directors may be removed for cause by the affirmative vote of the holders of a majority of our voting stock.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.

Board Leadership Structure

Our board of directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the board’s view that rather than having a rigid policy, the board, with the advice and assistance of the nominating and corporate governance committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether to institute a formal policy. Currently, our leadership structure separates these roles, with Mr. Fortunato serving as our Chairman of the Board and Mr. Sinclair serving as our Chief Executive Officer.

Our board believes that separating these roles provides the appropriate balance between strategy development, flow of information between management and the board of directors and oversight of management. We believe this provides guidance for our board of directors, while also positioning our Chief Executive Officer as the leader of the company in the eyes of our customers, team members and other stakeholders. As Chairman, Mr. Fortunato, among other responsibilities, oversees planning of the annual board calendar and develops meeting agendas, presides over regularly scheduled board meetings and executive sessions of the independent members of the board, serves as a liaison between the directors, consults with major stockholders, as appropriate, and performs such additional duties as our board of directors may otherwise determine and delegate. By having Mr. Fortunato serve as Chairman of the Board, Mr. Sinclair is better able to focus his attention on running our company.

The Board’s Role in Risk Oversight

In 2021, our board of directors formed a risk committee that is primarily responsible for overseeing our risk management processes. We have an enterprise risk management program designed to identify, prioritize and assess a broad range of risks that may affect our ability to execute our corporate strategy and fulfill our business objectives, and formulate plans to mitigate their effects. The risk committee will review our enterprise risk management program and specific risks we face (including risks related to cybersecurity and critical systems and environmental and social matters among others), provide input on the appropriate level of risk for our company and review management’s strategies for adequately mitigating and managing the identified risks. Although the risk committee administers this general risk management oversight function, our audit, compensation and nominating and corporate governance committees support our board in discharging its oversight duties and addressing risks inherent in their respective areas, and our board of directors as a whole receives regular updates on our enterprise risk management program and retains oversight responsibility over our key strategic risks. During 2020, our full board of directors oversaw our efforts to identify, prioritize and mitigate the risks we faced related to the COVID-19 pandemic. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board committee structure supports this approach.

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Corporate Governance

Board Participation

Our board of directors held eight formal meetings in fiscal 2020 and took action by written consent once. During fiscal 2020, each of our directors attended at least 75% of the total number of meetings of our board of directors and of the committees on which they serve. We regularly schedule executive sessions at each formal meeting of the board during which the independent directors meet without the presence or participation of management.

We encourage our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practical, we generally schedule a meeting of our board of directors on or around the same day as our annual meeting of stockholders. Each of our directors at the time attended our 2020 virtual annual meeting of stockholders.

Board Committees

Our board of directors has the authority to appoint committees to perform certain oversight and administration functions. Our board of directors has an audit committee, a compensation committee a nominating and corporate governance committee and risk committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors.

Audit Committee

Our audit committee consists of Doug G. Rauch, Chairperson, Joel D. Anderson and Kristen E. Blum. Our board of directors has determined that each such individual is independent under the rules of the SEC and the NASDAQ Stock Market. Our board has also determined that Mr. Anderson is an “audit committee financial expert” within the meaning of SEC regulations, and that each member of our audit committee can read and understand fundamental financial statements in accordance with audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience in financial roles and the nature of their employment.

The audit committee has the following responsibilities, among others things, as set forth in the audit committee charter:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm;

•	monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

•

reviewing our annual and quarterly financial statements and reports filed with the SEC and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

•	considering and approving or disapproving all related party transactions and discussing such transactions that are significant to our company with our independent registered public accounting firm;

•	preparing the audit committee report required by the SEC to be included in our annual proxy statement;

•	conducting an annual assessment of the performance of the audit committee and its members, and the adequacy of its charter;

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Corporate Governance

•	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding financial controls, accounting or auditing matters; and

•	reviewing and evaluating, at least annually, the performance of the audit committee and the adequacy of its charter.

Our audit committee formally met four times during fiscal 2020.

Compensation Committee

Our compensation committee consists of Lawrence P. Molloy, Chairperson, Terri Funk Graham and Joseph O’Leary. Our board of directors has determined that each such individual is independent under NASDAQ Stock Market listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. During the period from June 20, 2019 through February 21, 2020 during which he served as our Interim Chief Financial Officer, Mr. Molloy stepped off the compensation committee.

The compensation committee has the following responsibilities, among other things, as set forth in the compensation committee’s charter:

•

reviewing, modifying and approving (or if it deems appropriate, recommending to the full board of directors regarding) our overall compensation strategy and policies and discussing such compensation with our independent registered public accounting firm;

•

reviewing (or if it deems appropriate, recommending to the full board of directors regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•	reviewing and recommending to the full board of directors the compensation of our directors;

•

evaluating, adopting and administering (or if it deems appropriate, making recommendations to the full board of directors regarding) the 2013 Incentive Plan (as defined below), other compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis”;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

•	reviewing and evaluating, at least annually, the performance of the compensation committee and the adequacy of its charter.

Our compensation committee formally met two times during fiscal 2020 and took action by written consent twice.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Terri Funk Graham, Chairperson, Kristen E. Blum and Joseph O’Leary. Our board of directors has determined that each such individual is independent under the rules of the NASDAQ Stock Market.

The nominating and corporate governance committee has the following responsibilities, among other things, as set forth in the nominating and corporate governance committee’s charter:

•	reviewing periodically and evaluating director performance on our board of directors and its applicable committees, and recommending to our board of directors and management areas for improvement;

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Corporate Governance

•	establishing criteria and qualifications for membership on the board of directors and its committees;

•	interviewing, evaluating, nominating and recommending individuals for membership on our board of directors;

•	reviewing and recommending to our board of directors any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the nominating and corporate governance committee and the adequacy of its charter.

Our nominating and corporate governance committee formally met two times during fiscal 2020.

Risk Committee

Our risk committee consists of Kristen E. Blum, Chairperson, Terri Funk Graham and Lawrence P. Molloy. Our board of directors has determined that each such individual is independent under the rules of the NASDAQ Stock Market.

The risk committee has the following responsibilities, among other things, as set forth in the risk committee’s charter:

•	providing oversight of our management in its development and administration of our enterprise risk management program;

•

monitoring our risk profile and our ongoing potential exposure to risks of various types, including risks related to cybersecurity and critical systems and environmental and social matters among others;

•	providing input to management regarding risk events or circumstances relevant to our strategic objectives and our risk appetite and tolerance;

•	evaluating periodically and reviewing the enterprise risk management program and its effectiveness and provide updates thereon to the board of directors; and

•	reviewing and assessing, at least annually, the performance of the risk committee and the adequacy of its charter.

Our risk committee was formed in March 2021 and accordingly, did not meet during fiscal 2020.

Board Evaluations

Our board believes that a robust annual evaluation process is a critical part of its governance practices. Accordingly, the nominating and corporate governance committee oversees an annual evaluation of the performance of the board of directors. The committee approves written evaluation questionnaires that are distributed to each director. The results of each written evaluation are provided to, and compiled by, an outside law firm. The chair of the nominating and corporate governance committee discusses the results of the performance evaluations with the full board. Our board utilizes the results of these evaluations in making decisions on director nominees, board agendas, board structure, composition and effectiveness and committee assignments. As a result of past board evaluations, we have made changes to board meeting agenda and the form and scope of materials provided to directors.

Identifying and Evaluating Director Candidates

Director candidates are evaluated in light of the then-existing composition of the board, and the background and areas of expertise of existing directors and potential nominees. The nominating and corporate governance committee also considers the specific needs of the various board committees. In the case of Mr. Rauch, the most recent addition to our board in 2020, the committee considered, among other

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Corporate Governance

factors, his decades of experience in the grocery industry with a national growth retailer where he was instrumental in the development of its prized buying philosophy and creation of its unique private label food program, among other factors. Prior to that, in connection with Mr. Anderson joining our board in 2019, the committee considered his experience as a chief executive officer of a publicly traded high-growth retailer and strong background in ecommerce, among other factors.

Our nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors. Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing to our Corporate Secretary at our principal executive offices set forth in this proxy statement, and giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.

The evaluation process for director nominees who are recommended by our stockholders is the same as for any other nominee and is based on numerous factors that our nominating and corporate governance committee considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity reflecting ethnic background, gender and professional experience, and the extent to which the nominee would fill a present need on our board of directors. We typically engage search firms to engage in national searches for prospective board candidates, and we instruct these search firms with which we work to identify potential board candidates that would, in addition to bringing particular skills and experience to the board, also add to the gender and/or ethnic diversity on the board.

Availability of Corporate Governance Information

Our board of directors has adopted charters for our audit, compensation, nominating and corporate governance and risk committees describing the authority and responsibilities delegated to each committee by our board of directors. Our board of directors has also adopted corporate governance guidelines, a code of conduct and ethics that applies to all of our team members, a code of ethics that applies to members of our board of directors and a code of ethics that applies to our principal executive officer and senior financial officers, including those officers responsible for financial reporting. We post on our website, at investors.sprouts.com, the charters of our audit, compensation, nominating and corporate governance and risk committees, our corporate governance guidelines and the codes of conduct and ethics referenced above. We intend to disclose any amendments to these codes, or any waivers of their requirements, on our website to the extent required by applicable SEC or NASDAQ Stock Market rules. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement. These documents are also available in print to any stockholder requesting a copy in writing from our Corporate Secretary at our principal executive offices set forth in this proxy statement.

Communications with our Board of Directors

Stockholders or other interested persons wishing to communicate with our board of directors or with an individual member of our board of directors may do so by writing to our board of directors or to the particular member of our board of directors and mailing the correspondence to our Corporate Secretary at 5455 East High Street, Suite 111, Phoenix, Arizona 85054. All such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

Proxy Access

Our bylaws allow a stockholder to include director nominees in our proxy materials for election at our annual meeting of stockholders. Such nominations must comply with all applicable conditions in our bylaws and be directed to the attention of our Corporate Secretary at 5455 East High Street, Suite 111, Phoenix, Arizona 85054. See “Director Nominations for Inclusion in our 2022 Proxy Materials (Proxy Access)” below.

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Proposal 1: Election of Directors

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

Our nominating and corporate governance committee recommended, and the board of directors nominated:

•	Joseph Fortunato

•	Lawrence P. Molloy

•	Joseph D. O’Leary

as nominees for election as Class II members of our board of directors. Each nominee is presently a Class II director of our company and has consented to serve a three-year term if elected, concluding at the 2024 annual meeting of stockholders. Messrs. Fortunato, Molloy and O’Leary were each re-elected a director by the stockholders at the 2018 annual meeting. Biographical information about each of our directors is contained in the “Our Board” section above. At the Annual Meeting, three directors will be elected to our board of directors.

Required Vote

The three nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” each of these three nominees.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

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Director Compensation

DIRECTOR COMPENSATION

Our directors that are considered “independent” under applicable SEC and NASDAQ stock market rules receive consideration for service on our board of directors. In 2020, these directors received the following cash compensation (all payable quarterly):

•	Annual retainer of $65,000;

•	Annual committee retainer fees of $10,000 per committee assignment;

•	Annual committee chairperson retainer fees in the following amounts:

-	$25,000 for the chairperson of our audit committee;

-	$20,000 for the chairperson of our compensation committee;

-	$20,000 for the chairperson of our nominating and corporate governance committee; and

•	Annual retainer for our chairman of the board of $30,000.

In addition to the cash compensation discussed above, our independent directors also received equity compensation for 2020 equal to $125,000 in the form of restricted stock units (referred to as “RSUs”) vesting on the one-year anniversary of the grant date. The number of RSUs granted to each independent director was determined using the 20-day trailing average closing price of our common stock as reported on the grant date. We also pay for or reimburse directors for approved board governance educational seminars and for travel expenses related to attending board and committee meetings.

Our board of directors recognizes that stock ownership by directors may strengthen their commitment to the long-term success of our company and further align their interests with those of our stockholders. In accordance with our corporate governance guidelines, our independent directors are expected over a five-year period to beneficially own shares of our common stock (including shares owned outright, unvested shares, and stock options or other equity grants) having a value of at least five times their annual cash retainer until he/she leaves the board.

Our compensation committee periodically engages its independent compensation consultant, Korn Ferry, to review our company’s independent director compensation against peer and market data. In late 2020, our compensation committee reviewed the position of our independent director compensation program relative to market data and our peer group discussed below based on data provided by Korn Ferry and determined to make certain changes to increase our independent director compensation to position such compensation closer to the median of our peer group. For fiscal 2021, the annual retainer will increase to $75,000, and the chairman of the board retainer will increase to $150,000, comprised of $90,000 in cash and $60,000 in the form of RSUs. In addition, annual equity compensation for fiscal 2021 will increase to $140,000 in the form of RSUs vesting on the one-year anniversary of the grant date, and the chairperson and members of our newly formed risk committee will receive $20,000 and $10,000 cash retainers, respectively.

Director Compensation Table

The following table sets forth a summary of the compensation earned by our directors in fiscal 2020.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
Joel D. Anderson	$75,000	$145,653	—	$220,653
Kristen E. Blum	$85,000	$145,653	—	$230,653
Joseph Fortunato	$115,000	$145,653	—	$260,653
Terri Funk Graham	$105,000	$145,653	—	$250,653
Lawrence P. Molloy(2)	$95,000	$145,653	$315,848	$556,501
Joseph D. O’Leary	$75,000	$145,653	—	$220,653
Doug G. Rauch(3)	$91,667	$145,653	—	$237,320

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Director Compensation

(1)

The amounts in this column reflect the aggregate grant date fair value of each RSU granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 26 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2021. The grant date for the RSUs for all independent directors was May 12, 2020.

(2)

Mr. Molloy was appointed as our Interim Chief Financial Officer on June 20, 2019 and continued in that role until February 21, 2020. Amounts included in the ‘All Other Compensation’ column are related to Mr. Molloy’s compensation as our Interim Chief Financial Officer. For additional details, see ‘Executive Compensation – Summary Compensation Table’.

(3)	Mr. Rauch joined the board of directors effective February 20, 2020 and received a prorated portion of the annual director cash compensation.

The following table lists outstanding equity awards held by our current non-employee directors as of January 3, 2021.

	Option Awards				Stock Awards
Name	Date of Grant(1)	Number of Shares Underlying Option	Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Joel D. Anderson	May 12, 2020	—	—	—	5,694	$114,449
Kristen E. Blum	May 12, 2020	—	—	—	5,694	$114,449
Joseph Fortunato	May 19, 2014	6,195	$28.50	May 19, 2021	—	—
	May 21, 2015	3,623	$30.30	May 21, 2022	—	—
	May 12, 2020	—	—	—	5,694	$114,449
Terri Funk Graham	May 19, 2014	6,195	$28.50	May 19, 2021	—	—
	May 21, 2015	3,623	$30.30	May 21, 2022	—	—
	May 12, 2020	—	—	—	5,694	$114,449
Lawrence P. Molloy	May 19, 2014	6,195	$28.50	May 19, 2021	—	—
	May 21, 2015	3,623	$30.30	May 21, 2022	—	—
	May 12, 2020	—	—	—	5,694	$114,449
Joseph D. O’Leary	May 12, 2020	—	—	—	5,694	$114,449
Doug G. Rauch	May 12, 2020	—	—	—	5,694	$114,449

(1)	All outstanding options are currently vested and exercisable.

(2)	Stock awards represent RSUs which cliff vest on the first anniversary of the grant date, in each case assuming continued service through the vesting date.

(3)

The market value of unvested RSUs is calculated by multiplying the number of unvested awards held by the applicable named director by the closing market price of our common stock on the Nasdaq Global Select Market on the last trading day of fiscal 2020, December 31, 2020, which was $20.10 per share.

22 2021 Proxy Statement	Sprouts Farmers Market

Executive Officers

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 9, 2021:

Name	Age	Position
Jack L. Sinclair	60	Chief Executive Officer
Denise A. Paulonis	49	Chief Financial Officer / Treasurer
J. Scott Neal	54	Chief Fresh Merchandising Officer
Gilliam D. Phipps	55	Senior Vice President, Chief Marketing Officer
Dan J. Sanders	62	Chief Operations Officer
David M. McGlinchey	48	Chief Format Officer
Brandon F. Lombardi	43	Chief Legal Officer / Corporate Secretary

Jack L. Sinclair’s biography is set forth under the heading “Our Board” above.

Denise A. Paulonis joined our company as Chief Financial Officer and Treasurer in February 2020. Ms. Paulonis most recently served as Executive Vice President and Chief Financial Officer of The Michaels Companies (Nasdaq: MIK), the largest arts and crafts specialty retailer in North America, from August 2016 to January 2020. Prior to her service as Michael’s Executive Vice President and Chief Financial Officer, Ms. Paulonis served in various finance roles within the organization, including Senior Vice President of Finance and Treasurer from November 2015 to August 2016, and Vice President of Corporate Finance, Investor Relations and Treasury from September 2014 to November 2015. Prior to joining Michaels, Ms. Paulonis held various senior level positions with PepsiCo from August 2009 to September 2014, including Vice President of Financial Planning and Analysis of the Frito Lay division, Vice President of Finance and strategy of PepsiCo U.S. Sales, and Vice President of Corporate Strategy and Development. Prior to joining PepsiCo, Ms. Paulonis held various senior positions with McKinsey & Company and Bank of America. Ms. Paulonis currently serves on the board of directors of Sally Beauty Holdings, Inc. (NYSE: SBH) and earned a B.S. in Finance and Economics from Miami University and an M.B.A. from The Wharton School at the University of Pennsylvania.

J. Scott Neal joined our company in June 2020 as our Chief Fresh Merchandising Officer. Mr. Neal was previously Senior Vice President and General Merchandise Manager for the fresh food division of Walmart U.S., where he oversaw quality control and merchandising of produce, meat and seafood from 2013 to June 2020. Mr. Neal served Walmart over a 24-year career, including as Vice President – Meat and Seafood from 2011 to 2013, Vice President – Divisional Merchandising Manager of Meat from 2009 to 2011, Vice President – Divisional Merchandising Manager of Commercial Bread and Bakery from 2007 to 2009, and Vice President of International Merchandising from 2000 to 2007. Mr. Neal served as a member of the board of directors of Feeding America from 2016 to 2020 and earned a B.A. in Economics from Brigham Young University.

Gilliam D. Phipps joined Sprouts as our Senior Vice President, Chief Marketing Officer in April 2020. Mr. Phipps previously served Kroger since 2012, most recently as Vice President of Branding, Marketing & Our Brands from August 2018 to April 2020 and Vice President of Our Brands from August 2012 to August 2018. From 2001 to 2012, Mr. Phipps served as Director of Own Brand at H-E-B. Prior to that, Mr. Phipps led various levels of branding and product development at Hormel Foods. Mr. Phipps serves as a member of the board of directors of Artswave, an organization that helps fund over a hundred arts organizations in dozens of communities, and earned a B.A. in English and Philosophy from The University of Texas at Austin.

Dan J. Sanders has served as our Chief Operations Officer since October 2016. Mr. Sanders joined our company as Executive Vice President of Store Operations in July 2015, and previously served as President of Albertsons Southern California and President of Acme Markets, both while affiliated with

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Executive Officers

Supervalu Inc., from March 2010 through March 2013. Additionally, Mr. Sanders served as Chief Executive Officer of United Supermarkets, LLC from June 2004 until February 2010. Prior to serving at United Supermarkets, Mr. Sanders was Division President and a Principal at AdPlex, a retail consulting firm specializing in advertising production and content management technology to Fortune 500 companies, from August 1997 to February 2003. Mr. Sanders is also a military veteran with more than a decade of service as a pilot in the United States Air Force. He holds an M.B.A. from Pepperdine University’s Graziadio School of Business and Management and a B.A. from Lubbock Christian University.

David M. McGlinchey was appointed Chief Format Officer in February 2020 to oversee our new store format development, real estate site selection, construction and merchant services, having previously served our company as Chief Merchandising Officer from August 2018 to February 2020 and Senior Vice President of Merchandising Services from July 2017 to August 2018. Before joining Sprouts, Mr. McGlinchey served as Vice President and Chief Grocery Merchant for Sears Holding Corporation from September 2013 through December 2016 and Senior Vice President of Merchandising and Marketing for the Shaw’s and Star Market banners of Supervalu Inc. from March 2010 through April 2013. Earlier, he served in a number of leadership roles of increasing responsibility over a 14-year span at Stop & Shop/Giant Food, including Senior Vice President of Merchandising Support, Vice President of Grocery Merchandising, Director of Dry Grocery Merchandising and Category Manager. Mr. McGlinchey holds a B.S. in Economics and Finance from Bentley University and an M.B.A. from Bentley University’s McCallum Graduate School of Business.

Brandon F. Lombardi has served as our Chief Legal Officer and Corporate Secretary since January 2012, and previously served as our Chief Human Resources and Legal Officer from October 2016 to January 2021. Prior to joining our company, Mr. Lombardi was a corporate and securities attorney at the international law firm of Greenberg Traurig, LLP from 2002 to January 2012, having worked in the firm’s Los Angeles and Phoenix offices. While in private practice, Mr. Lombardi served as outside general counsel and corporate secretary to public and private companies in a wide range of industries, specializing in corporate governance, securities and corporate law, and mergers and acquisitions. While acting as our outside counsel, Mr. Lombardi led our merger with Henry’s Farmers Market in April 2011. Mr. Lombardi holds a J.D. from the Sandra Day O’Connor College of Law at Arizona State University and a B.S. in Global Business from Arizona State University.

Each of our executive officers serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

24 2021 Proxy Statement	Sprouts Farmers Market

Executive Compensation

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of the compensation of each person who served as our principal executive officer or principal financial officer during fiscal 2020 and our three other most highly compensated executive officers for fiscal 2020, which we collectively refer to as our “named executive officers” or “NEOs”. Our named executive officers for fiscal 2020 were:

Name	Title
Jack L. Sinclair	Chief Executive Officer and Director
Denise A. Paulonis(1)	Chief Financial Officer / Treasurer
Gilliam D. Phipps(2)	Senior Vice President, Chief Marketing Officer
David M. McGlinchey(3)	Chief Format Officer
J. Scott Neal(4)	Chief Fresh Merchandising Officer
Lawrence P. Molloy(5)	Former Interim Chief Financial Officer / Treasurer and Director

(1)	Ms. Paulonis was appointed Chief Financial Officer / Treasurer on February 21, 2020.

(2)	Mr. Phipps was appointed Senior Vice President, Chief Marketing Officer on April 14, 2020.

(3)	Mr. McGlinchey served as our Chief Merchandising Officer until his appointment as Chief Format Officer in February 2020.

(4)	Mr. Neal was appointed Chief Fresh Merchandising Officer on June 15, 2020.

(5)

Mr. Molloy was appointed Interim Chief Financial Officer on June 20, 2019. Effective upon Ms. Paulonis’s appointment as Chief Financial Officer and Treasurer on February 21, 2020, Mr. Molloy stepped down as Interim Chief Financial Officer and Treasurer, and remains with our company in his capacity as an independent member of our board of directors.

Unless otherwise provided below, this Compensation Discussion and Analysis will generally apply to our named executive officers other than Mr. Molloy, who received a cash amount for each week of service as our Interim Chief Financial Officer and did not participate in the other elements of our executive compensation program. References to our Chief Financial Officer’s compensation generally refer to the compensation package approved for Ms. Paulonis upon her appointment on February 21, 2020, and not the compensation package for Mr. Molloy, who held the Chief Financial Officer position solely on an interim basis prior to Ms. Paulonis’s appointment.

Section One – Overview and Executive Summary

Executive Summary of Our Fiscal 2020 Executive Compensation Program

Our compensation committee has developed an executive compensation program that is designed to align pay with company performance, motivate and incentivize our executive leadership team and be competitive with market practices. Our fiscal 2020 executive compensation program was substantially similar to our fiscal 2019 program. For 2020, our pay mix consisted of base salary, the opportunity to earn annual performance-based cash bonuses based on our achievement of Plan EBT (as defined below) and comparable store sales performance goals and equity incentives consisting of time-vesting RSUs and stock options and performance-based restricted stock (referred to as “performance shares”) based on our achievement of a Plan EBT (as defined below) target over a three-year performance period. We have no pension plans or other executive retirement plans except our 401(k) plan that is available to all team members, and limited executive perquisites consisting primarily of payment of health and life insurance premiums for certain of our named executive officers.

We believe that this mix of compensation, including the performance shares and annual performance-based cash bonus program tied to company financial and operational objectives, closely links executive officer compensation to company performance. We exceeded the maximum performance levels for our Plan EBT and comparable store sales goals for our annual performance-based cash bonus in fiscal

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Executive Compensation

2020, and we also exceeded the maximum performance level for our performance shares granted in 2018 for our fiscal 2020 Plan EBIT1 goal. Our performance shares granted in 2020 remain subject to a three-year Plan EBT performance target before they may be earned. Accordingly, our executive officers were awarded with payouts at the maximum level of our annual performance-based cash bonus, for our company’s exceptionally strong performance during fiscal 2020, consistent with our pay-for-performance philosophy.

2020 Fiscal Year Performance

The onset of the COVID-19 pandemic in the first quarter of fiscal 2020 and its continuation throughout the year created a very challenging environment for our company and the world as a whole. Our team navigated ever-changing circumstances, acted decisively, prioritized team member and customer safety and kept in-stock on fresh, healthy food for our communities. Our grocery stores remained open as essential businesses throughout the pandemic, and the COVID-19 crisis led to a significant increase in sales as consumers bought more food to consume at home during government mandated stay-at-home or similar shelter-in-place orders. We in turn have made significant investments in compensation, benefits and personal protective equipment for our front-line store team members, as well as enhanced store sanitation procedures. We have also incurred increased ecommerce fees as consumers have increasingly used online shopping alternatives to purchase our products during the pandemic. Despite these operational challenges and investments, we generated exceptional results during fiscal 2020, including:

•	Opened 22 new stores, representing unit growth of over 6% from 2019;

•	Net sales of $6.5 billion; a 15% increase from 2019;

•	Comparable store sales growth of 6.9% and two-year comparable store sales growth of 8.0%, both on a 52-week basis[2];

•	Net income of $287 million and adjusted net income[3] of $294 million; compared to net income and adjusted net income of $150 million from 2019; adjusted net income increased 96% from 2019;

•	Diluted earnings per share of $2.43 and adjusted diluted earnings per share[3] of $2.49; compared to diluted and adjusted diluted earnings per share of $1.25 from 2019;

•	Adjusted diluted earnings per share[3] of $2.39, estimated on a 52-week basis, a 91% increase from 2019; and

•	Generated cash flow from operations of $494 million, up 39% from 2019.

Despite navigating the challenges of the COVID-19 pandemic, during fiscal 2020 we also laid the foundation and began to implement our transformational growth strategy that we believe will set us up for long-term success. As described in the ‘Business Summary’ section above, this strategy focuses on the following areas:

•	Win with target customer;

•	Update format and expand in select markets;

•	Create an advantaged fresh supply chain;

•	Refine brand and marketing approach; and

•	Deliver on financial targets and box economics.

1 See Appendix A to this proxy statement for further explanation and reconciliation of non-GAAP measures.

2 Fiscal 2020 was a 53-week year that ended January 3, 2021. Period-over-period increases stated herein reflect the comparison of 53 weeks in fiscal 2020 to 52 weeks in fiscal 2019, unless otherwise noted.

3 Adjusted net income and adjusted diluted earnings per share, non-GAAP financial measures, exclude the impact of certain special items. See Appendix A to this proxy statement for further explanation and reconciliation to the comparable GAAP measures.

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Executive Compensation

Our encouraging results during fiscal 2020 are fueling our efforts to execute on these strategic initiatives at a more rapid pace than we originally planned and are establishing a solid base from which we can invest and grow. Subsequent to the end of fiscal 2020, our board of directors approved a $300 million share repurchase authorization over the next three years, demonstrating the board’s confidence in our future and growth strategy.

Compensation Program Background and Philosophy

Our executive compensation program is administered by the compensation committee of our board of directors that is comprised entirely of independent directors. The program is intended to attract, motivate and retain executives and reward the creation of stockholder value. We seek to provide executive compensation packages that are competitive with comparable companies (our peer group discussed below along with other market competitors) and reward the achievement of short-term and long-term performance goals.

Like most companies, we use a combination of fixed and variable compensation to reward and incentivize strong performance as well as to align the interests of our executives with those of our stockholders. When making compensation decisions, the compensation committee takes into consideration the value of target total direct compensation (referred to as “TDC”) provided to executives and where that value falls in relation to comparable companies. The compensation committee generally looks to position the value of target TDC around the market median, which we believe will enable us to remain competitive in attracting and retaining qualified executive officers. Our compensation committee’s decisions on target compensation are also influenced by a variety of additional factors, including compensation mix, the executive’s performance, skills, experience, time in the role, retention risk, difficulty to replace and scope of responsibility.

2019 Say-on-Pay Vote and Stockholder Engagement

At our 2020 annual meeting, our “say-on-pay” advisory vote on the 2019 compensation of our named executive officers described in our 2020 proxy statement received approximately 91% support from our stockholders. Our compensation committee took this strong approval into account as one of many factors it considered in connection with the discharge of its responsibilities during 2020 and attributed this level of support, in part, to many of the features of our company’s compensation program, including:

•	Engaging Korn Ferry, the compensation committee’s independent compensation consultant, to evaluate our incentive plan design and provide executive compensation benchmarking analysis;

•	Conducting calls with several stockholders and implementing certain changes based on this feedback to better align with our peers;

•	Requiring a minimum performance threshold for our annual performance-based cash bonus plan before any bonus amount can be earned;

•

Utilizing a three-year performance period for our performance shares to better align our practices with the broader retail market and to better align our executive officers’ long-term incentives with the creation of long-term value; and

•	Continuing to utilize EBT as our 2020 performance share metric to provide greater emphasis on our core business.

Our compensation committee determined not to make significant structural changes to our executive compensation program in 2020 based on its review of benchmarking analyses performed by Korn Ferry and the strong level of stockholder support demonstrated by our 2019 say-on-pay vote. We continued our ongoing stockholder outreach efforts by contacting our largest 15 stockholders in late 2020 and early 2021 to determine if any wished to raise concerns related to our compensation or environmental, social and governance practices. Six stockholders collectively holding over 17% of our outstanding shares accepted our invitations, and we provided their feedback to our compensation committee, which continued to refine our executive compensation program for 2021, as a demonstration of its attention to corporate governance, stockholder feedback and its emphasis on the link between pay and performance.

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Executive Compensation

Section Two – Elements of our Compensation Program

The elements of our 2020 executive compensation program are presented below in summary format and more fully explained in the sections that follow:

Cash Compensation	Base Salary	Base salary is designed to provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within our company, set generally near the 50th percentile of comparable companies.
	Performance-based Bonus	Our performance-based bonus is an annual cash incentive program designed to reward team members for achieving company sales and profitability goals.
Long-Term Incentive Compensation	Performance Shares	Performance shares are granted to provide incentive for long-term creation of stockholder value based on company profitability goals measured by Plan EBT over a three-year performance period. Performance shares represented 50% of the annual long-term incentive grant value in fiscal 2020 for all our named executive officers.
	RSUs	Time-vesting restricted stock units (referred to as “RSUs”) are granted to provide incentive for long-term creation of stockholder value. RSUs vest in annual installments over three years and represented 25% of the annual long-term incentive grant value in fiscal 2020 for all our named executive officers.
	Stock Options	Time-vesting stock options are granted to provide incentive for long-term creation of stockholder value. Time-based stock options vest in annual installments over three years and represented 25% of the annual long-term incentive grant value for our named executive officers in 2020.
Benefit Programs	Health, Welfare and Retirement Programs	Executives participate in the same benefit programs that are offered to other salaried team members. Our benefits are designed to provide market competitive benefits to protect team members’ and their covered dependents’ health and welfare and provide retirement benefits in the form of a 401(k) plan.
Other	Perquisites	Limited perquisites are provided to certain executives, primarily in the form of company-paid health and life insurance premiums.

Base Salary

Base salary is a fixed portion of compensation that reflects the compensation committee’s (and the Chief Executive Officer’s in the case of other named executive officers) assessment of the individual named executive officer’s performance, skills, experience, time in the role and scope of responsibility. Base salaries are generally set at levels near the median of comparable companies and are reviewed on an annual basis to determine if any adjustments are required.

Performance-based Cash Bonus

We utilize performance-based cash incentives to motivate executives to attain short-term objectives that align with long-term business goals. Meeting or exceeding our annual business and financial goals is important to executing our business strategy and delivering long-term value to stockholders. Individual award opportunities vary by job level and are generally set so that, along with other components of compensation, the executives’ target TDC is competitive with comparable companies.

Our performance-based cash bonus plan was based upon (1) Adjusted EBT4, as further adjusted for any income or expense that is unusual, non-recurring or extraordinary, as the compensation committee of our board deems appropriate (referred to as “Plan EBT”), and (2) comparable store sales growth. No incentive award was payable to executives unless a pre-established minimum of 93.7% of the target Plan EBT goal or 98.3% of the target comparable store sales goal was achieved. Incentive award payouts increased for performance up to a maximum of 116.9% of the target Plan EBT goal and 447% of the target comparable store sales goal.

4 Adjusted EBT is a non-GAAP financial measure that is explained and reconciled to the comparable GAAP measure in Appendix A to this proxy statement. We define “Adjusted EBT” as net income before provision for income tax, excluding the impact of special items we do not consider representative of our ongoing financial performance.

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Executive Compensation

The performance-based cash bonus plan focuses executives on critical financial and operational goals. Our compensation committee believes that Plan EBT is a primary indicator to our stockholders of our core business health, and its use achieves our desire to use a measure of profitability that drives stockholder value creating behaviors. The second measure, comparable store sales growth, focuses executive officers on both strengthening our core business and making our stores more productive.

Each executive officer has a target performance-based cash bonus opportunity, expressed as a percentage of base salary (referred to as the “Target Bonus”), with the ability to earn above or below that target based on our company’s actual performance.

In February 2020, the compensation committee and board of directors approved the financial and operational goals for the company. The compensation committee also reviewed and approved the Target Bonus opportunity for each executive officer. If Plan EBT and comparable store sales growth were 100% of the established targets, our executive officers would be each entitled to receive 100% of such officer’s respective Target Bonus. In addition, each executive officer had the opportunity to earn an out-performance bonus of up to 300% of such officer’s Target Bonus (referred to as “Total Bonus Opportunity”), subject to payout limitations set forth in our 2013 Incentive Plan. The Target Bonus and Total Bonus Opportunity for our executive officers for 2020 were as follows:

Compensation Tier	Threshold Bonus (as % of Base Salary)	Target Bonus (as % of Base Salary)	Total Bonus Opportunity (as % of Base Salary)
Tier I (Chief Executive Officer)	31.25%	125%	364%
Tier II (Chief Financial Officer and Chief Fresh Merchandising Officer)	18.75%	75%	225%
Tier III (other named executive officers)	15%	60%	180%

Because such a large percentage of executive officer compensation is performance-based, our compensation committee invests significant time determining the annual financial target for our performance-based cash bonus program. In general, management makes the initial recommendation for the financial targets based upon our company’s annual board-approved budget, and these recommendations are reviewed and discussed by the compensation committee. The major factors used in setting one or more targets for a particular year are the results for the most recently completed year and the budget for the current year. Other factors taken into account may include general economic and competitive market conditions and industry dynamics. Our compensation committee sets the final corporate performance goals during our first quarter, typically at levels our compensation committee believes are challenging for management to achieve. Performance goals for fiscal 2020 were approved by the compensation committee prior to the onset of the COVID-19 pandemic.

Award payouts are determined in the first quarter of each year following completion of the plan year by measuring the performance against each award component. In determining whether the performance ranges are met, the compensation committee exercises its judgment whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events. For 2020, no further adjustments were made to Adjusted EBT to arrive at our Plan EBT. The 2020 incentive award target goals and 2020 results and corresponding bonus percentages relative to the target amounts are shown below.

Weighting	Rationale for Measure	Threshold Goal	Target Goal	Maximum Goal	2020 Results	Bonus Payout Percentage
Plan EBT (75%)	Reflects overall business health and is a measure of profitability that is used by our management and drives stockholder value	$189.0 million	$201.8 million	$235.9 million	$370.0 million (183% of target)	225%

Comparable Store Sales (25%)	Demonstrates strength in core business	-0.4%	1.3%	5.8%	6.9% (528% of target)	75%

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Executive Compensation

Based on these results, our named executive officers earned a 2020 cash incentive award of 300% of the Target Bonus amount based on operating results that exceeded the maximum goals of our performance-based bonus plan; Mr. Sinclair’s payout of his 2020 cash incentive was capped at $4,000,000, the maximum annual performance award payout permitted under the terms of the 2013 Incentive Plan.

Equity Incentive Compensation

Each year we grant equity-based awards to executive officers and key team members to motivate and reward them for creating long-term stockholder value. Long-term incentive awards are generally established so that, when added to total cash compensation, the target TDC for an individual executive is generally competitive around the market median of comparable companies, although some of our named executive officers are positioned below the 50th percentile and others are slightly above. In 2020, our compensation committee determined to grant to our executive officers performance shares, time vesting RSUs and stock options. The value of such equity awards increases or decreases as a result of changes in the market price of our common stock, creating opportunities in the event of successful market performance of our shares, aligning the interests of our named executive officers with our stockholders.

Award	Weighting	Vesting Terms and Other Conditions
Performance Shares	50%

For 2020, all of our named executive officers received 50% of their equity incentive compensation as performance shares. Performance shares are designed to reward cumulative performance over a three-year performance period and are subject to our company achieving a Plan EBT (as defined above) performance target for 2022 based on our financial objectives. If the 2022 Plan EBT target is achieved, the performance shares will be considered “earned” and will generally vest on the third anniversary of the grant date, subject to continued employment. The performance shares are subject to a threshold of 96% of the Plan EBT performance target, and if the Plan EBT performance target is exceeded, our named executive officers may earn performance shares greater than the target amount, up to 200%.

The target number of shares of our common stock subject to performance shares is determined by the 20-day trailing average closing price for our common stock as reported on the grant date. As our 2020 performance shares measure Plan EBT over a three-year performance period, we will measure the Plan EBT performance target subsequent to the end of fiscal 2022 to determine if performance shares will be earned. If such shares are earned, they will generally vest on the third anniversary of the grant date, subject to continued employment through the vesting date.

RSUs	25%	For 2020, all of our named executive officers received 25% of their equity incentive compensation as RSUs. Our named executive officers received time-vesting RSUs that vest one-third on each anniversary of the grant date. The number of shares of our common stock granted as RSUs is determined by the 20-day trailing average closing price for our common stock as reported on the grant date.
Stock Options	25%	For 2020, all of our named executive officers received 25% of their equity incentive compensation as stock options. The exercise price of the stock options equals the closing price on the date of grant. Stock options vest one-third on each anniversary of the grant date and expire after seven years. The number of shares of our common stock granted as stock options is determined by the Black-Scholes model for option valuation on the grant date.

Benefits and Perquisites

We provide our named executive officers with benefits that the compensation committee of our board of directors believes are reasonable and in the best interests of our company and our stockholders. Consistent with our compensation philosophy, we maintain competitive benefit packages for our named executive officers. The compensation committee, in its discretion, may revise, amend or add to an officer’s benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies.

•	Retirement Plan Benefits. We sponsor a 401(k) defined-contribution plan (referred to as the “401(k) Plan”) covering substantially all eligible team members, including our named executive

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Executive Compensation

officers. Team member contributions to the 401(k) Plan are voluntary. Contributions by participants are limited to their annual tax deferred contribution limit by the Internal Revenue Service. We contribute an amount of up to 50% of the first 6% of the eligible compensation deferred by a participant.

•

Health and Welfare Benefits. We offer medical, dental, vision, life insurance, short-term and long-term disability insurance and accidental death and dismemberment insurance for all eligible team members. Named executive officers are eligible to participate in the same plans as other eligible team members.

•

Perquisites. We pay the premium amounts for medical, dental, vision, life insurance, short-term and long-term disability insurance and accidental death and dismemberment insurance plans on behalf of certain of our named executive officers, and impute income related to the limited personal use of our corporate aircraft by certain of our executive officers.

•	Relocation Reimbursement. During fiscal 2020, we reimbursed Ms. Paulonis and Messrs. Phipps and Neal for certain relocation expenses in connection with their respective appointments.

Section Three – How Executive Pay is Established

Role of Our Compensation Committee

Our compensation committee, which is comprised entirely of independent directors, is responsible for overseeing our executive compensation policies and programs with the goal of maintaining compensation that is competitive and reflects the long-term interests of our stockholders. You can learn more about the compensation committee’s purpose, responsibilities, and structure by reading the committee’s charter posted on our investor relations website at investors.sprouts.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

While our Chief Executive Officer and other executive officers may attend meetings of the compensation committee or our board of directors from time to time, the ultimate decisions regarding executive officer compensation are made solely by the members of our compensation committee. These decisions are based not only on our compensation committee’s deliberations, but also on input requested from our company or outside advisors, including our compensation committee’s independent compensation consultant, with respect to, among other things, market data analyses. The final decisions relating to our Chief Executive Officer’s compensation are determined solely by our compensation committee. Decisions regarding other executive officers are made by our compensation committee after considering recommendations from our Chief Executive Officer.

Role of the Compensation Consultant

Our compensation committee may periodically engage the services of independent compensation consultants to provide advice in connection with making executive compensation determinations. The chairperson of our compensation committee, in consultation with other committee members, defines the scope of any consultant’s engagement and related responsibilities. These responsibilities may include, among other things, advising on issues of executive compensation and equity compensation structure and assisting in the preparation of compensation disclosure for inclusion in our SEC filings. In fulfilling its responsibilities, the independent compensation consultant may interact with management or our other outside advisors to the extent necessary or appropriate.

In 2020, our compensation committee engaged Korn Ferry as its independent compensation consultant to provide the committee with an executive compensation assessment, peer group analysis, incentive plan design review and related compensation advice. The compensation committee’s independent compensation consultant provides analyses that inform the committee’s decisions, but it does not decide or

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approve any compensation decisions. Korn Ferry representatives met with the chairperson of the committee, with certain members of our management team, and with our compensation committee, as requested.

The compensation committee considered the factors set forth in the NASDAQ Stock Market rule regarding compensation advisor independence. Specifically, the compensation committee analyzed whether the work of Korn Ferry as compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to our company by Korn Ferry; (ii) the amount of fees from our company paid to Korn Ferry as a percentage of Korn Ferry’s total revenue; (iii) the policies and procedures of Korn Ferry that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Korn Ferry or the individual compensation advisors employed by Korn Ferry with an executive officer of our company; (v) any business or personal relationship of the individual compensation advisors with any member of the compensation committee; and (vi) any stock of our company owned by Korn Ferry or the individual compensation advisors employed by Korn Ferry. The compensation committee considered the above factors related to compensation advisor independence and based on the foregoing, the committee concluded that Korn Ferry was independent.

Our compensation committee intends to continue its practice of retaining executive compensation consultants from time to time, as our compensation committee deems appropriate, to advise our compensation committee with respect to its compensation policies and provide compensation data from comparable companies.

Management’s Role in Compensation Decisions

Members of our human resources, finance and legal departments work with our Chief Executive Officer to recommend changes to existing compensation plans and programs, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data and other briefing materials to assist the compensation committee in making its decisions and, ultimately, to implement the decisions of our compensation committee.

Our Chief Executive Officer is actively engaged in setting compensation for other executives through a variety of means, including recommending for committee approval the financial goals and the annual variable pay amounts for our executive team. Our Chief Executive Officer works closely with our Senior Vice President of Human Resources and the chairperson of the compensation committee in analyzing relevant market data to determine base salary and annual target bonus opportunities for senior management and to develop targets for our short- and long-term incentive plans. Our Chief Executive Officer is subject to the same financial performance goals as our other executive officers, all of which are ultimately determined and approved by our compensation committee.

Compensation Levels and Benchmarking

We benchmark our executive compensation against a peer group of companies with which we may compete for executive talent. Market pay data for the peer group for 2020 was gathered through publicly available information and compensation surveys conducted by Korn Ferry. When making compensation decisions, the compensation committee takes into consideration the value of TDC provided to executives and where that value falls in relation to comparable companies (our peer group discussed below, along with other market survey data). While the compensation committee does not target a specific percentile of comparable companies when making decisions regarding individual compensation components, the committee generally looks to position the value of target TDC so as to be competitive with the market median of comparable companies, with exceptions made based on the committee’s analysis of key factors, as discussed below.

The peer group is periodically evaluated and updated to ensure the companies in the group remain relevant to us based on our changing size and other factors. For 2020, our compensation committee reviewed the compensation of our executive officers and compared it with that of both our peer group

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companies and broader, composite market survey data provided by our compensation consultant. In assessing the appropriateness of peer companies, the compensation committee considered the following criteria for our peer group in 2020: annual revenues; food retail, health and wellness, as well as broader retail; talent market that represents the market for executive talent for our company; growth-oriented companies; and the peer groups used by proxy advisory firms.

The peer group of 12 companies which, along with broader market survey data, was used for benchmarking purposes in fiscal 2020 is set forth below.

Company	Revenue for Last Twelve Months (in millions)	Market Value as of Most Recent FYE (in millions)
Tractor Supply Company	$9,934	$16,377
Spartan Nash Co.	$9,099	$624
Dick’s Sporting Goods, Inc.	$9,067	$5,036
Casey’s General Stores, Inc.	$7,347	$6,597
Ulta Beauty, Inc.	$6,259	$16,178
Big Lots, Inc.	$6,068	$1,593
Burlington Stores, Inc.	$5,681	$17,213
The Michaels Companies, Inc.	$5,077	$1,921
Sally Beauty Holdings, Inc.	$3,514	$1,466
Grocery Outlet Holding Corp.	$2,983	$3,695
Designer Brands Inc. (DSW)	$2,455	$554
Five Below, Inc.	$1,791	$9,776
75th Percentile	$7,777	$11,377
50th Percentile	$5,874	$4,366
25th Percentile	$3,382	$1,561
Sprouts Farmers Market (as of January 3, 2021)	$6,469	$2,371

Based on input from Korn Ferry, the peer group was updated in early 2020 to assist the compensation committee with determining 2020 compensation. Based on the evaluation criteria, our compensation committee approved the removal of United Natural Foods, Inc., Smart & Final Stores, Inc., Weis Markets, Inc., The Hain Celestial Group, Inc. and GNC Holdings, Inc. and the addition of Big Lots, Inc., Five Below, Inc. and Grocery Outlet Holding Corp. to our peer group for 2020. The compensation committee again reviewed the peer group in the fourth quarter of 2020 and determined no further changes were warranted at that time.

Our compensation committee may vary from its general approach for various elements of compensation depending on the committee’s analysis of key factors, such as performance, contributions to the business, ability to replace with a high-quality candidate in our unique industry/model or disruption to our business if an executive were to exit.

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Section Four – 2020 Named Executive Officer Pay Actions

2020 Compensation Actions

In 2020, the compensation committee approved the following compensation and awards for our named executive officers after considering each officer’s individual achievements and contributions toward our long-term strategic goals, our peer group and market survey data and the accomplishments of the company, and in the cases of Ms. Paulonis and Messrs. Phipps and Neal, their compensation arrangements with their then-current employers and incentives offered to join our company. Mr. Molloy’s compensation was approved by the compensation committee (with Mr. Molloy abstaining) in consideration of the experience and stability he would bring to the Chief Financial Officer role on an interim basis, as well as Mr. Molloy’s standard consultancy fee and the expected temporary nature of his interim appointment.

Name	Base Salary	Target Bonus	RSU Awards	Performance Share Awards	Stock Option Awards	Target TDC
Jack L. Sinclair	$1,100,000	$1,375,000	$1,650,000	$825,000	$825,000	$5,775,000
Denise A. Paulonis(1)	$650,000	$487,500	$325,000	$162,500	$162,500	$1,787,500
Gilliam D. Phipps(2)	$500,000	$300,000	$250,000	$125,000	$125,000	$1,300,000
David M. McGlinchey(3)	$450,000	$270,000	$225,000	$112,500	$112,500	$1,170,000
J. Scott Neal(4)	$600,000	$450,000	$300,000	$150,000	$150,000	$1,650,000
Lawrence P. Molloy(5)	$1,820,000	—	—	—	—	$1,820,000

(1)

RSU awards for Ms. Paulonis do not include a one-time sign-on equity grant of RSUs with a value of $750,000 intended to compensate Ms. Paulonis for compensation from her prior employer that she relinquished to join our company. See – “Summary Compensation Table” and “Grant of Plan-Based Awards.”

(2)

RSU awards for Mr. Phipps do not include a one-time sign-on equity grant of RSUs with a value of $400,000 intended to compensate Mr. Phipps for compensation from his prior employer that he relinquished to join our company. See – “Summary Compensation Table” and “Grant of Plan-Based Awards.”

(3)

Stock option awards for Mr. McGlinchey do not include a one-time equity grant of stock options with a value of $300,000 in connection with his transition to Chief Format Officer. See – “Summary Compensation Table” and “Grant of Plan-Based Awards.”

(4)

RSU awards for Mr. Neal do not include a one-time sign-on equity grant of RSUs with a value of $800,000 intended to compensate Mr. Neal for compensation from his prior employer that he relinquished to join our company. See – “Summary Compensation Table” and “Grant of Plan-Based Awards.”

(5)	Mr. Molloy’s base salary reflects the annualized amount of his weekly compensation for his service as Interim Chief Financial Officer.

•

Base Salary: Base salary amounts presented above differ from the amounts disclosed in the Summary Compensation Table as fiscal 2020 was a 53-week fiscal year; therefore, amounts reported in the Summary Compensation Table reflect a 53rd week of salary. In the Summary Compensation Table, the base salaries for Ms. Paulonis and Messrs. Phipps and Neal are prorated based on their respective dates of hire in 2020. In addition, as increases in base salary become effective in late February of each year, the base salary for Mr. McGlinchey reflects approximately two months at his 2019 base salary rate and the remaining portion of the year at his 2020 rate.

•

Short-Term Incentive Awards: We exceeded the maximum goal for Plan EBT goal (which comprised 75% of the Target Bonus amount) and exceeded the maximum goal for our comparable store sales (which comprised 25% of the Target Bonus amount), which collectively resulted in a 2020 cash incentive award of the maximum payout for each of our officers. This was calculated under the terms of the plan as described in “Section Two – Elements of Our Executive Compensation Program.”

•

Long-Term Incentive Grants (Performance Shares, RSUs and Stock Options): The compensation committee approved the long-term incentive grant for each named executive officer in 2020 with a view towards aligning a large portion of executive pay with the interests of our stockholders. All

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named executive officers received 50% of their annual equity awards in the form of performance shares with a three-year Plan EBT target, 25% in the form of RSUs, and 25% in the form of stock options.

To demonstrate our focus on pay-for-performance, each element of compensation for 2020 target amounts as approved by the compensation committee is set forth as a percentage of target TDC in the following chart.

Section Five – Executive Compensation Governance

Stock Ownership Guidelines

To further align the long-term interests of our executives and our stockholders, our board maintains stock ownership guidelines applicable to our Chief Executive Officer and other executive officers. Within five years of appointment to their position, our Chief Executive Officer must obtain and maintain beneficial ownership of shares of Sprouts stock equal in market value to five times his current annual base salary, and our other executive officers must maintain beneficial ownership of shares of Sprouts stock equal in market value to two times his or her respective current annual base salary. As of fiscal 2020 year-end, each of our named executive officers met these guidelines, with the exception of Messrs. Phipps and Neal who have an additional four years to satisfy their ownership guidelines.

Change-in-Control and Severance Arrangements

In February 2020, our compensation committee amended our executive severance and change-in-control plan, which provides that our Chief Executive Officer is eligible for two to three years of severance benefits upon certain events, including an involuntary termination of employment or termination of employment in connection with a change in control, and our other executive officers are eligible for one to two years of severance benefits upon certain events, including an involuntary termination of employment or a termination of employment in connection with a change in control. For further information regarding compensation payable to our named executive officers in the event of termination of such officer’s employment, see – “Potential Payments Upon Termination or Change in Control”.

Hedging and Pledging Policy

Our insider trading policy expressly prohibits transactions involving hedging or pledging of Sprouts shares by directors, officers or team members without the approval of our Chief Legal Officer, who would review risks of proposed transactions.

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Executive Compensation

Tax Deductibility of Executive Compensation

Section 162(m) of the Code generally does not permit publicly traded companies to take income tax deductions for compensation paid to our Chief Executive Officer and certain other executive officers to the extent that compensation exceeds $1 million per officer in any taxable year. Certain compensation, including performance-based compensation deductible for 2017 and prior years and certain grandfathered performance-based compensation arrangements, meeting specified requirements, is exempt from this limit. As a new public company, under special transition relief, certain compensation paid (and certain equity awards granted) prior to the 2017 Annual Meeting of Stockholders, has also been exempt from this limit. The executive officers to whom Section 162(m) generally applies for 2020 include our Chief Executive Officer, Chief Financial Officer and Interim Chief Financial Officer, the next three most highly compensated executive officers, and any such “covered employee” for a year after 2016. Although our compensation committee considers tax consequences as a factor when it makes compensation decisions, it retains the discretion and flexibility to make compensation decisions resulting in the grant of non-deductible compensation to the extent it deems that it is appropriate.

Clawback of Certain Compensation Following Restatement of Financial Statements

Our corporate governance guidelines provide that if the board of directors learns of any misconduct by an officer that contributed to our company having to restate all or a portion of our financial statements, it shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, take remedial action against such officer in a manner it deems appropriate. In determining what remedies to pursue, the board of directors will take into account all relevant factors, including whether the restatement was the result of negligence or intentional or gross misconduct. The board of directors will, in all appropriate cases, require reimbursement of any bonus or incentive compensation awarded to an officer or effect the cancellation of unvested restricted, deferred stock awards previously granted to the officer if: (i) the amount of the bonus, incentive compensation or stock award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement and (iii) the amount of the bonus, incentive compensation or stock award that would have been awarded to the officer had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the board or directors, in its full and complete discretion, may dismiss the officer, authorize legal action for breach of fiduciary duty or take such other action to enforce the officer’s obligations to our company as the board of directors determines fit the facts surrounding the particular case.

Risk Considerations

Our board of directors does not believe that our 2020 compensation policies and practices create risks that are reasonably likely to have a material adverse effect on our company for the following reasons:

•	we believe our fixed pay is competitive given our size and stage of development;

•

our variable pay is based on achieving short-term financial goals; we set a threshold for financial targets below which no bonus payment can be made; and cash bonuses are awarded at amounts that are capped to avoid windfall payouts; and

•

long-term performance is rewarded through grants of options and RSUs that provide retention value only if our stock remains stable or increases and performance shares that are valuable only if our company achieves certain financial targets, which aligns our executives’ interests with those of our equity holders. In addition, the number of shares that can be earned is capped.

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COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended January 3, 2021 for filing with the SEC.

Lawrence P. Molloy, Chairperson

Terri Funk Graham

Joseph D. O’Leary

Mr. Molloy stepped off the compensation committee from June 20, 2019 through February 21, 2020, during which time he served as our Interim Chief Financial Officer.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is comprised of Lawrence P. Molloy, as Chairperson, Terri Funk Graham and Joseph D. O’Leary. Mr. Molloy served as our Interim Chief Financial Officer from June 20, 2019 to February 21, 2020. Neither Ms. Graham nor Mr. O’Leary had any contractual or other relationships with us during fiscal 2020 except as directors, nor have Ms. Graham or Mr. O’Leary ever been an officer or team member of our company.

None of our executive officers currently serve, or in the past year have served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

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Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for fiscal 2020 and 2019; none of our current named executive officers were named executive officers during fiscal 2018.

Name and Principal Position	Year	Salary(1)	Option Awards(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Jack L. Sinclair Chief Executive Officer(6)	2020	$1,121,154	$824,998	$2,503,868	$4,000,000	$15,456	$8,465,476
	2019	$550,000	—	$4,715,454	$946,000	$19,290	$6,230,744
Denise A. Paulonis Chief Financial Officer(7)	2020	$575,000	$162,497	$1,251,934	$1,293,750	$451,549	$3,734,730

Gilliam D. Phipps Senior Vice President, Chief Marketing Officer(8)	2020	$353,846	$124,996	$903,127	$636,923	$173,914	$2,192,806
David M. McGlinchey Chief Format Officer(9)	2020	$453,462	$412,497	$341,423	$816,231	$6,084	$2,029,697
	2019	$418,077	$83,996	$327,194	$222,582	$61,621	$1,113,470
J. Scott Neal Chief Fresh Merchandising Officer(10)	2020	$323,077	$74,994	$975,368	$450,000	$158,763	$1,982,202
Lawrence P. Molloy Former Interim Chief Financial Officer(11)	2020	$315,000	—	—	—	$848	$315,848
	2019	$924,000	—	—	—	$4,378	$928,378

(1)	Fiscal 2020 salary consists of a 53-week year from December 30, 2019 through January 3, 2021.

(2)

The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 26 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2021.

(3)

The amounts in this column reflect the aggregate grant date fair value of each performance share, share of restricted stock or restricted stock unit granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 26 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2021. Amounts shown with respect to unearned performance shares represent the expected value of the award, based on target level of performance. The value of such currently unearned performance shares at the maximum level of issuance for the awards granted in fiscal 2020 would be $3,338,502 for Mr. Sinclair, $657,581 for Ms. Paulonis, $582,661 for Mr. Phipps, $455,231 for Mr. McGlinchey and $285,449 for Mr. Neal.

(4)

Unless otherwise indicated, amounts shown in this column include bonuses earned in fiscal 2020 and 2019 under our performance-based cash incentive plan, but not paid until fiscal 2021 and 2020, respectively, and are based on percentages of the actual base salary amounts earned by the named executive officers during such years.

(5)

Amounts in this column for 2020 include (a) medical and disability insurance premiums paid on behalf of Mr. Sinclair; (b) life insurance premiums of $1,441 paid on behalf of Ms. Paulonis, and $7,524, $848, $2,501, $1,111 and $1,218 paid on behalf of Messrs. Sinclair, Molloy, Phipps, McGlinchey and Neal, respectively; (c) health savings account contribution of $500 for Ms. Paulonis; (d) matching contributions to our 401(k) plan for Ms. Paulonis and Mr. McGlinchey; (e) $5,128 and $3,544 for personal use of our corporate aircraft by Ms. Paulonis and Mr. Neal, respectively; (f) relocation expenses of $189,230 paid on behalf of Ms. Paulonis, and $1,791, $71,413, and $54,000 paid on behalf of Messrs. Sinclair, Phipps, and Neal respectively; and (g) sign-on bonuses of $250,000 for Ms. Paulonis, and $100,000 for each of Messrs. Phipps and Neal.

(6)

Mr. Sinclair was appointed Chief Executive Officer on June 24, 2019. In addition to his annual equity grant in fiscal 2019, Mr. Sinclair received a one-time sign-on grant of RSUs with a value of $1,800,000, which was intended to compensate him for compensation from his prior employer that he relinquished to join our company. See – “Grant of Plan-Based Awards”.

(7)

Ms. Paulonis was appointed Chief Financial Officer on February 21, 2020. In addition to her annual equity grant in fiscal 2020, Ms. Paulonis received a one-time sign-on grant of RSUs with a value of $750,000, which was intended to compensate her for compensation from her prior employer that she relinquished to join our company. See – “Grant of Plan-Based Awards”.

(8)

Mr. Phipps was appointed Senior Vice President, Chief Marketing Officer on April 14, 2020. In addition to his annual equity grant in fiscal 2020, Mr. Phipps received a one-time sign-on grant of RSUs with a value of $400,000, which was intended to compensate him for compensation from his prior employer that he relinquished to join our company. See – “Grant of Plan-Based Awards”.

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(9)

On February 24, 2020, Mr. McGlinchey’s base salary increased to $450,000. The 2020 amount shown reflects payment of his base salary of $420,000 from December 30, 2019 through February 23, 2020. The 2019 amount shown reflects payment of his base salary of $400,000 from December 31, 2018 through January 27, 2019 and $420,000 from January 28, 2019 through December 29, 2019. The amount included in the ‘Option Awards’ column for Mr. McGlinchey for 2020 includes a one-time grant of $300,000 in connection with his transition to the Chief Format Officer role. See – “Grant of Plan-Based Awards”. The amount included in the ‘Non-Equity Compensation Plan Compensation’ column for Mr. McGlinchey for 2019 includes a $50,000 discretionary bonus awarded to Mr. McGlinchey in recognition of his interim leadership of our company’s marketing function prior to Mr. Phipps joining our company.

(10)

Mr. Neal was appointed Chief Fresh Merchandising Officer on June 15, 2020. In addition to his annual equity grant in fiscal 2020, Mr. Neal received a one-time sign-on grant of RSUs with a value of $800,000, which was intended to compensate him for compensation from his prior employer that he relinquished to join our company. See – “Grant of Plan-Based Awards”.

(11)

Mr. Molloy was appointed Interim Chief Financial Officer on June 20, 2019. Mr. Molloy’s 2020 compensation was comprised of $35,000 per week from December 30, 2019 through February 21, 2020 for service as Interim Chief Financial Officer. Amounts exclude compensation earned related to Mr. Molloy’s service on our board of directors. See ‘Director Compensation’ for amounts paid to Mr. Molloy related to his service on our board of directors.

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Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers for fiscal 2020.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (3)(#)		All Other Option Awards: Number of Securities Underlying Options (4)(#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jack L. Sinclair	—	$343,750	$1,375,000	$4,000,000	—	—	—	—		—		—	—
	March 9, 2020	—	—	—	25,338	101,351	150,000	—		—		—	$1,669,251
	March 9, 2020	—	—	—	—	—	—	50,675		—		—	$834,617
	March 9, 2020	—	—	—	—	—	—	—		169,917		$16.47	$824,998
Denise A. Paulonis	—	$121,875	$487,500	$1,462,500	—	—	—	—		—		—	—
	March 9, 2020	—	—	—	4,991	19,963	39,926	—		—		—	$328,791
	March 9, 2020	—	—	—	—	—	—	9,981		—		—	$164,387
	March 9, 2020	—	—	—	—	—	—	46,069	(6)	—		—	$758,756
	March 9, 2020	—	—	—	—	—	—	—		33,468		$16.47	$162,497
Gilliam D. Phipps	—	$75,000	$300,000	$900,000	—	—	—	—		—		—	—
	May 12, 2020	—	—	—	2,847	11,389	22,778	—		—		—	$291,331
	May 12, 2020	—	—	—	—	—	—	5,694		—		—	$145,653
	May 12, 2020	—	—	—	—	—	—	18,223	(7)	—		—	$466,144
	May 12, 2020	—	—	—	—	—	—	—		15,569		$25.58	$124,996
David M. McGlinchey	—	$67,500	$270,000	$810,000	—	—	—	—		—		—	—
	March 9, 2020	—	—	—	3,455	13,820	27,640	—		—		—	$227,615
	March 9, 2020	—	—	—	—	—	—	6,910		—		—	$113,808
	March 9, 2020	—	—	—	—	—	—	—		23,170		$16.47	$112,497
	March 9, 2020	—	—	—	—	—	—	—		61,788	(8)	$16.47	$299,999
J. Scott Neal	—	$112,500	$450,000	$1,350,000	—	—	—	—		—		—	—
	Aug. 10, 2020	—	—	—	1,441	5,762	11,524	—		—		—	$142,725
	Aug. 10, 2020	—	—	—	—	—	—	2,881		—		—	$71,362
	Aug. 10, 2020	—	—	—	—	—	—	30,734	(9)	—		—	$761,281
	Aug. 10, 2020	—	—	—	—	—	—	—		9,691		$24.77	$74,994
Lawrence P. Molloy (10)	—	—	—	—	—	—	—	—		—		—	—

(1)

Amounts in these columns represent possible amounts payable under our 2020 performance-based cash bonus program. For fiscal 2020, cash bonuses to be awarded to each named executive officer were based on Plan EBT and comparable store sales growth targets. The Target Bonus amounts for 2020 for Mr. Sinclair, Ms. Paulonis, Mr. Phipps, Mr. McGlinchey and Mr. Neal were 125%, 75%, 60%, 60% and 75% of 2020 base salary, respectively. The maximum amount achievable by the named executive officers in 2020 was 300% of their respective Target Bonus, subject to applicable payout limitations in the Company’s 2013 Incentive Plan. In addition, 75% of the bonus criteria for each named executive officer was weighted towards Plan EBT and 25% towards comparable store sales growth. See “– Summary Compensation Table” for actual amounts paid under our 2020 performance-based cash incentive program.

(2)

Amounts in these columns represent unvested performance share awards, which were granted on March 9, 2020 for all named executive officers except Messrs. Phipps and Neal who received their grants on May 12, 2020 and August 10, 2020, respectively. The performance shares cliff vest on March 9, 2023, assuming three-year Plan EBT performance conditions are achieved and assuming continued service through the applicable vesting date.

(3)

Amounts in this column represent unvested RSUs, which were granted on March 9, 2020 for all named executive officers except Messrs. Phipps and Neal who received their grants on May 12, 2020 and August 10, 2020, respectively. The RSUs vest in three equal installments on the first three anniversaries of the respective grant dates, assuming continued employment through the applicable vesting date.

(4)

Amounts in this column represent unvested options, which were granted on March 9, 2020 for all named executive officers except Messrs. Phipps and Neal who received their grants on May 12, 2020 and August 10, 2020, respectively. The options vest in three equal installments on the first three anniversaries of the respective grant dates, assuming continued employment through the applicable vesting date.

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(5)

Amounts in this column reflect the aggregate grant date fair value of each option, share of restricted stock and performance share granted during fiscal 2020, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 26 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2021. Amounts with respect to performance share awards represent the expected value of the award, based on the target level of performance and the fair market value of our stock on the grant date.

(6)

Represents a one-time sign-on grant of $750,000 of RSUs, which was intended to compensate Ms. Paulonis for compensation from her prior employer that she relinquished to join our company. The RSUs vest in three equal installments on the first three anniversaries of the grant date, assuming continued employment through the applicable vesting date.

(7)

Represents a one-time sign-on grant of $400,000 of RSUs, which was intended to compensate Mr. Phipps for compensation from his prior employer that he relinquished to join our company. The RSUs vest in three equal installments on the first three anniversaries of the grant date, assuming continued employment through the applicable vesting date.

(8)

Represents a one-time grant of $300,000 of stock options for Mr. McGlinchey in connection with his transition to the Chief Format Officer role. The stock options cliff vest on March 9, 2023, assuming continued employment through the applicable vesting date.

(9)

Represents a one-time sign-on grant of $800,000 of RSUs, which was intended to compensate Mr. Neal for compensation from his prior employer that he relinquished to join our company. The RSUs vest in three equal installments on the first three anniversaries of the grant date, assuming continued employment through the applicable vesting date.

(10)

Mr. Molloy’s compensation for his service as our Interim Chief Financial Officer did not include equity grants or eligibility to participate in our incentive plan. See ‘Director Compensation’ for equity awards granted to Mr. Molloy related to his service on our board of directors.

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Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our named executive officers as of January 3, 2021.

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options(1)			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Name	Grant Date	Exercisable	Unexercisable	Unearned
Jack L. Sinclair	June 24, 2019(4)	—	—	—	—	—	—	—	75,000	$1,507,500
	June 24, 2019	—	—	—	—	—	118,649	$2,384,845	—	—
	March 9, 2020	—	169,917	—	$16.47	March 9, 2027	—	—	—	—
	March 9, 2020(5)	—	—	—	—	—	—	—	101,351	$2,037,155
	March 9, 2020	—	—	—	—	—	50,675	$1,018,568	—	—
Denise A. Paulonis	March 9, 2020	—	33,468	—	$16.47	March 9, 2027	—	—	—	—
	March 9, 2020(5)	—	—	—	—	—	—	—	19,963	$401,256
	March 9, 2020	—	—	—	—	—	56,050	$1,126,605	—	—
Gilliam D. Phipps	May 12, 2020	—	15,569	—	$25.58	May 12, 2027	—	—	—	—
	May 12, 2020(5)	—	—	—	—	—	—	—	11,389	$228,919
	May 12, 2020	—	—	—	—	—	23,917	$480,732	—	—
David M. McGlinchey	March 5, 2018	—	—	—	—	—	2,344	$47,114	—	—
	March 4, 2019(4)	—	—	—	—	—	—	—	7,076	$142,228
	March 4, 2019	—	—	—	—	—	4,717	$94,812	—	—
	March 4. 2019	3,670	7,339	—	$23.12	March 4, 2026	—	—	—	—
	March 9, 2020	—	84,958	—	$16.47	March 9, 2027	—	—	—	—
	March 9, 2020(5)	—	—	—	—	—	—	—	13,820	$277,782
	March 9, 2020	—	—	—	—	—	6,910	$138,891	—	—
J. Scott Neal	Aug. 10, 2020	—	9,691	—	$24.77	August 10, 2027	—	—	—	—
	Aug. 10, 2020(5)	—	—	—	—	—	—	—	5,762	$115,816
	Aug. 10, 2020	—	—	—	—	—	33,615	$675,662	—	—

(1)	Options are to acquire shares of common stock. Options generally expire seven years from the grant date and vest annually over three years on each anniversary of the grant date.

(2)

Represents unvested RSUs. The RSUs generally vest in three equal installments on each of the first three anniversaries of the grant date, assuming continued employment through the applicable vesting date.

(3)

The market value of unvested awards is calculated by multiplying the number of unvested awards held by the applicable named executive officer by the closing market price of our common stock on the Nasdaq Global Select Market on the last trading day of fiscal 2020, December 31, 2020, which was $20.10 per share.

(4)

Represents unvested performance share awards. Amounts reflect the number of shares that may be earned under the performance share awards upon achievement of target performance; actual number of shares earned will be based on the fiscal 2021 Plan EBIT goals. The performance shares that are earned will cliff vest on March 4, 2022, assuming 2021 Plan EBIT performance conditions are achieved and continued service through the applicable vesting date.

(5)

Stock awards granted on March 9, 2020 for all executives except Messrs. Phipps and Neal who received their grants on May 12, 2020 and August 10, 2020 in connection with their appointments as Senior Vice President, Chief Marketing Officer and Chief Fresh Merchandising Officer, respectively, represent unvested performance share awards. Amounts reflect the number of shares that may be earned under the performance share awards upon achievement of target performance; actual number of shares earned will be based on the fiscal 2022 Plan EBT goals. The performance shares will cliff vest on March 9, 2023, assuming three-year Plan EBT performance conditions are achieved and continued service through the applicable vesting date.

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Executive Compensation

Option Exercises and Stock Vested

Other than Mr. Molloy, none of our named executive officers exercised options during fiscal 2020. The following table details RSU and performance share vesting during fiscal 2020 for each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Jack L. Sinclair	—	$—	59,326	$1,400,094
Denise A. Paulonis	—	$—	—	$—
Gilliam D. Phipps	—	$—	—	$—
David M. McGlinchey	—	$—	4,704	$80,130
J. Scott Neal	—	$—	—	$—
Lawrence P. Molloy	2,778	$19,946	5,768	$147,661

(1)	The value realized on vesting is determined by multiplying the number of vested shares by the closing price of our company’s common stock on the vesting date.

Employment Agreements

None of our named executive officers have employment agreements. We and each named executive officer may terminate the officer’s employment at any time. In the event of termination of employment, amounts payable to our named executive officers are reflected in the “Potential Payments Upon Termination or Change in Control” section below.

Potential Payments Upon Termination or Change in Control

On November 4, 2015, our board of directors adopted an Executive Severance and Change in Control Plan (referred to as the “Plan”) to provide benefits and payments to certain of our senior executive officers if their employment is terminated under certain circumstances. The Plan was subsequently amended and restated in December 2018 and February 2020 and covers senior executive officers as defined in the Plan and designated by the compensation committee of our board of directors, including our named executive officers.

In the event that a Plan participant’s employment is terminated by us without cause or due to elimination of job position, reduction in force or restructuring, or by a participant due to relocation, and such termination does not constitute a termination in connection with a change in control described below and is not within 12 months of the participant’s date of hire, (a) our Chief Executive Officer will be eligible to receive continued payments of base salary for two years and COBRA premium reimbursement for two years (or, if earlier, until the participant is no longer eligible for COBRA coverage), the aggregate amount of the annual bonus amounts received in respect of the prior two completed fiscal years, and a prorated bonus based on actual performance for the fiscal year in which termination occurs; and (b) other Plan participants will be eligible to receive continued payments of base salary for one year and COBRA premium reimbursement for one year (or, if earlier, until the participant is no longer eligible for COBRA coverage).

In the event that a Plan participant’s employment is terminated by us without cause or by the participant for good reason (each as defined by the Plan) upon or during the 24-month period following a change in control, Plan participants other than our Chief Executive Officer will be eligible to receive continued payments of base salary for two years and COBRA premium reimbursement for two years (or, if earlier, until the participant is no longer eligible for COBRA coverage), as well as an amount equal to the participant’s target bonus at the time of termination. Our Chief Executive Officer will be eligible to receive continued payments of base salary for three years and COBRA premium reimbursement for three years (or,

Sprouts Farmers Market	2021 Proxy Statement 43

Executive Compensation

if earlier, until he is no longer eligible for COBRA coverage), as well as an amount equal to his annual bonuses paid in respect of the past three completed fiscal years.

The tables below reflect the amount of compensation to our named executive officers in the event of termination of such officer’s employment or upon a change in control pursuant to the Plan. Mr. Molloy was not eligible to participate in the Plan while serving as our Interim Chief Financial Officer. The amount of compensation payable to each named executive officer upon voluntary (other than for good reason) or for cause termination, good reason or involuntary not for cause termination, and in the event of disability or death of the executive or in connection with a change in control of our company is shown below. The amounts shown assume that such termination or change in control was effective as of January 3, 2021, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such officer’s separation from our company. Our equity award agreements provide for the vesting of the award only if not assumed by an acquiror or after the executive is terminated by an acquiror without cause or by the executive for good reason within 24 months of a qualifying change in control transaction.

Jack L. Sinclair

Executive Benefits and Payments	Voluntary or For Cause Termination on Jan. 3, 2021	Voluntary for Good Reason or Involuntary Not for Cause Termination on Jan. 3, 2021	Death or Disability on Jan. 3, 2021	Change in Control with No Termination on Jan. 3, 2021	Change in Control with Qualifying Termination within 24 months of Jan. 3, 2021
Compensation:
Bonus	—	$4,946,000	—	—	$2,750,000
Cash severance	—	$2,200,000	—	—	$3,300,000
Health and welfare benefits	—	$42,127	—	—	$63,191
Equity treatment(1)(2)	—	—	—	—	$7,564,866

Total	—	$7,188,127	—	—	$13,678,057

(1)

The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change in control transaction on December 31, 2020, the last trading day of fiscal 2020.

(2)

All outstanding and unvested equity awards will only vest upon a change in control if not assumed by acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of change in control.

Denise Paulonis

Executive Benefits and Payments	Voluntary or For Cause Termination on Jan. 3, 2021	Voluntary for Good Reason or Involuntary Not for Cause Termination on Jan. 3, 2021(1)	Death or Disability on Jan. 3, 2021	Change in Control with No Termination on Jan. 3, 2021	Change in Control with Qualifying Termination within 24 months of Jan. 3, 2021
Compensation:
Bonus	—	—	—	—	$487,500
Cash severance	—	$650,000	—	—	$1,300,000
Health and welfare benefits	—	$5,587	—	—	$11,174
Equity treatment(2)(3)	—	—	—	—	$1,649,350

Total	—	$655,587	—	—	$3,448,024

(1)

Because Ms. Paulonis would not have been employed by us for 12 months as of January 3, 2021, she would not have been entitled to any cash severance or benefits under the Plan absent a change in control termination. The amount included here is what Ms. Palounis would have been entitled to if she had been employed by us for at least 12 months as of January 3, 2021.

44 2021 Proxy Statement	Sprouts Farmers Market

Executive Compensation

(2)

The amount shown represents the market value of unvested stock options, RSUs, and performance shares that would become fully vested following a qualifying change in control transaction on December 31, 2020, the last trading day of fiscal 2020.

(3)

All outstanding and unvested equity awards will only vest upon a change in control if not assumed by acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of change in control.

Gilliam D. Phipps

Executive Benefits and Payments	Voluntary or For Cause Termination on Jan. 3, 2021	Voluntary for Good Reason or Involuntary Not for Cause Termination on Jan. 3, 2021(1)	Death or Disability on Jan. 3, 2021	Change in Control with No Termination on Jan. 3, 2021	Change in Control with Qualifying Termination within 24 months of Jan. 3, 2021
Compensation:
Bonus	—	—	—	—	$300,000
Cash severance	—	$500,000	—	—	$1,000,000
Health and welfare benefits	—	$21,064	—	—	$42,127
Equity treatment(2)(3)	—	—	—	—	$709,651

Total	—	$521,064	—	—	$2,051,778

(1)

Because Mr. Phipps would not have been employed by us for 12 months as of January 3, 2021, he would not have been entitled to any cash severance or benefits under the Plan absent a change in control termination. The amount included here is what Mr. Phipps would have been entitled to if he had been employed by us for at least 12 months as of January 3, 2021.

(2)

The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change in control transaction on December 31, 2020, the last trading day of fiscal 2020.

(3)

All outstanding and unvested equity awards will only vest upon a change in control if not assumed by acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of change in control.

David M. McGlinchey

Executive Benefits and Payments	Voluntary or For Cause Termination on Jan. 3, 2021	Voluntary for Good Reason or Involuntary Not for Cause Termination on Jan. 3, 2021	Death or Disability on Jan. 3, 2021	Change in Control with No Termination on Jan. 3, 2021	Change in Control with Qualifying Termination within 24 months of Jan. 3, 2021
Compensation:
Bonus	—	—	—	—	$270,000
Cash severance	—	$450,000	—	—	$900,000
Health and welfare benefits	—	$21,064	—	—	$42,127
Equity treatment(1)(2)	—	—	—	—	$1,009,224

Total	—	$471,064	—	—	$2,221,351

(1)

The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change in control transaction on December 31, 2020, the last trading day of fiscal 2020.

(2)

All outstanding and unvested equity awards will only vest upon a change in control if not assumed by acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of change in control.

Sprouts Farmers Market	2021 Proxy Statement 45

Executive Compensation

J. Scott Neal

Executive Benefits and Payments	Voluntary or For Cause Termination on Jan. 3, 2021	Voluntary for Good Reason or Involuntary Not for Cause Termination on Jan. 3, 2021(1)	Death or Disability on Jan. 3, 2021	Change in Control with No Termination on Jan. 3, 2021	Change in Control with Qualifying Termination within 24 months of Jan. 3, 2021
Compensation:
Bonus	—	—	—	—	$450,000
Cash severance	—	$600,000	—	—	$1,200,000
Health and welfare benefits	—	$21,064	—	—	$42,127
Equity treatment(2)(3)	—	—	—	—	$791,478

Total	—	$621,064	—	—	$2,483,605

(1)

Because Mr. Neal would not have been employed by us for 12 months as of January 3, 2021, he would not have been entitled to any cash severance or benefits under the Plan absent a change in control termination. The amount included here is what Mr. Neal would have been entitled to if he had been employed by us for at least 12 months as of January 3, 2021.

(2)

The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change in control transaction on December 31, 2020, the last trading day of fiscal 2020.

(3)

All outstanding and unvested equity awards will only vest upon a change in control if not assumed by acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of change in control.

Pension Benefits and Nonqualified Deferred Compensation

We do not offer a pension plan for any of our team members. In fiscal 2020, we did not offer a nonqualified deferred compensation plan for any of our team members. Team members meeting certain requirements may participate in our 401(k) plan.

Team Member Benefit and Stock Plans

We have one team member benefit and stock plan under which we have issued equity to our team members and non-employee members of the board, our 2013 Incentive Plan.

CEO Pay Ratio

SEC rules require us to disclose the total annual compensation of our Chief Executive Officer (referred to as “CEO”), the median of the total annual compensation of all employees other than the CEO, as well as their ratio to each other (referred to as the “CEO pay ratio”). Total compensation for Jack Sinclair and our median compensated employee is calculated in accordance with SEC rules applicable to the Summary Compensation Table. For our 2020 fiscal year, these amounts were as follows:

•	CEO’s annualized total compensation: $8,465,476

•	Our median compensated employee’s total compensation: $23,432

•	Ratio of CEO’s total compensation to our median compensated employee’s total compensation: 361:1

In determining the median compensated employee, we chose January 3, 2021 as the determination date, and used the same methodology we employed in the prior year as our median compensated employee for fiscal 2019 no longer works for our company. As of this date, we employed 32,131 total team members (excluding Mr. Sinclair). We annualized compensation for permanent employees who were not employed by us for the full 2020 year. In determining our median compensated employee and computing the CEO pay ratio, we did not use any of the exemptions permitted under SEC rules, nor did we rely on any material assumptions, adjustments (i.e., cost-of-living adjustments) or estimates (i.e., statistical sampling).

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Executive Compensation

We believe that the CEO pay ratio set forth above is a reasonable estimate for fiscal 2020, calculated in a manner consistent with SEC rules. The SEC rules for identifying the median compensated employee and calculating the CEO pay ratio based on that employee’s total annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the CEO pay ratio reported by other companies may not be comparable to the CEO pay ratio reported for us, as other companies may have different employment and compensation practices and may utilize different permitted methodologies, exclusions, estimates and assumptions in calculating their own CEO pay ratios.

Sprouts Farmers Market	2021 Proxy Statement 47

Equity Compensation Plan Information

EQUITY COMPENSATION PLAN INFORMATION

As of January 3, 2021, the following table shows the number of securities to be issued upon exercise of outstanding equity awards under our equity compensation plans.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Equity Awards (a)		Weighted- Average Exercise Price of Outstanding Equity Awards (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders(1)	2,547,567	(2)	$19.19	(3)	4,433,820
Equity Compensation Plans Not Approved by Stockholders	—		$—		—

Total	2,547,567		$19.19		4,433,820

(1)	Represents our 2013 Incentive Plan.

(2)

Includes 901,958 shares of common stock issuable upon vesting of outstanding RSUs, 315,401 shares of common stock issuable upon vesting of outstanding performance shares (assuming target performance) and 1,330,208 shares of common stock issuable upon exercise of outstanding stock options granted under the 2013 Incentive Plan.

(3)	The weighted-average exercise price does not include the shares issuable upon vesting of RSUs or performance share awards that have no exercise price.

48 2021 Proxy Statement	Sprouts Farmers Market

Report of the Audit Committee

REPORT OF THE AUDIT COMMITTEE

At the end of fiscal 2020, the audit committee consisted of Doug G. Rauch (chairperson), Joel D. Anderson and Kristen E. Blum. All of the members of the committee are “independent” of our company and management, as independence is defined in applicable rules of the SEC and the NASDAQ Stock Market. Our board has also determined that Mr. Anderson is an “audit committee financial expert” within the meaning of SEC regulations, and that each member of our audit committee can read and understand fundamental financial statements in accordance with audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience in financial roles and the nature of their employment.

The purpose of the audit committee is to provide oversight of the company’s accounting and financial reporting processes, audits of the financial statements of the company and compliance with applicable legal requirements and regulations. The primary responsibilities of the committee include reviewing and pre-approving the engagement of our independent registered public accounting firm, reviewing our annual and quarterly financial statements and reports, discussing the statements and reports with our independent registered public accounting firm and management and reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. Our board of directors has adopted a written charter for our audit committee, available at investors.sprouts.com, that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of the NASDAQ Stock Market. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management and the independent auditor the audited financial statements at January 3, 2021 and December 29, 2019 and for each of the years in the three-year period ended January 3, 2021. The committee discussed with the independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) AS 1301: “Communications with Audit Committees”, and other applicable regulations. This included a discussion of the independent auditor’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The committee also discussed with the independent auditor the independent auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor.

The committee discussed with our independent auditor the overall scope and plans for its audit. The committee meets with the independent auditor, with and without management present, to discuss the results of the independent auditor’s examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held four meetings during fiscal 2020.

Based on the reviews and discussions referred to above, the committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 3, 2021 for filing with the Securities and Exchange Commission.

Sprouts Farmers Market	2021 Proxy Statement 49

Report of the Audit Committee

The report has been furnished by the audit committee to our board of directors.

Doug G. Rauch, Chairperson

Joel D. Anderson

Kristen E. Blum

The information contained in the “Report of the Audit Committee” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the company specifically incorporates it by reference.

50 2021 Proxy Statement	Sprouts Farmers Market

Proposal 2: Advisory Vote on Executive Compensation (“Say-on-Pay”)

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of individuals serving as our Chief Executive Officer and Chief Financial Officer, as well as our three other most highly compensated executive officers during our fiscal year ended January 3, 2021), as such compensation is described in the “Executive Compensation – Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 25. We urge our stockholders to review the complete Executive Compensation section included in this proxy statement for more information.

Our executive compensation program is designed to promote the creation of long-term stockholder value by paying for performance, attracting and retaining valuable team members and aligning the interests of our named executive officers with those of our stockholders. Our fiscal 2020 executive officer compensation program generally consisted of base salary, annual performance-based cash bonus, equity awards in the form of restricted stock units, stock options and performance share awards that are earned upon the achievement of EBT targets over a three-year performance period, benefits generally available to all of our salaried team members and limited perquisites. The fixed components (base salary and benefits) of our named executive officer compensation are designed to be competitive in order to induce talented executives to join our company. The variable cash bonus is tied specifically to the achievement of company-wide objectives and is designed so that above-average performance is rewarded with above-average rewards but capped to avoid windfall payments. The equity awards are subject to both performance and time-based vesting, which will provide retention value and reward sustained performance that is aligned with long-term stockholder interests. By tying a large portion of executive compensation to achievement of our operational goals, we seek to closely align the interests of our named executive officers with the interests of our stockholders. Consistent with our pay-for-performance philosophy, our strong performance during 2020 resulted in short-term incentive awards at 300% of the target levels and long-term incentives that may yet be achieved based on our three-year performance period for performance shares granted in fiscal 2020.

Our board of directors believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our board of directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the company’s named executive officers for the fiscal year ended January 3, 2021, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

Required Vote

The say-on-pay proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Sprouts Farmers Market	2021 Proxy Statement 51

Proposal 2: Advisory Vote on Executive Compensation (“Say-on-Pay”)

The say-on-pay vote is advisory, and therefore not binding on our company, our compensation committee or our board of directors. Although non-binding, the vote will provide information to our compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee and our board of directors will be able to consider when determining executive compensation for the years to come.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED JANUARY 3, 2021, AS DESCRIBED IN THE “EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS” SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

52 2021 Proxy Statement	Sprouts Farmers Market

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Our audit committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm (referred to as “PwC”), to audit the consolidated financial statements of our company for the fiscal year ending January 2, 2022 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. We anticipate that representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Aggregate fees billed to our company for the fiscal years ended January 3, 2021 and December 29, 2019 by PwC, our independent registered public accounting firm, are as follows:

	2020	2019
Audit fees(1)	$1,415,000	$1,425,000
Audit-related fees	$—	$—
Tax fees(2)	$49,000	$—
All other fees(3)	$2,700	$2,700

Total	$1,466,700	$1,427,700

(1)

Audit fees include fees associated with (i) the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting, (ii) reviews of our interim quarterly consolidated financial statements and (iii) consents and other items related to SEC matters.

(2)	Tax fees for 2020 include fees associated with tax compliance and tax planning services.

(3)	All other fees consist of licensing fees for PwC’s accounting research software.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures for the pre-approval of audit services, internal control-related services and permitted non-audit services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of our audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The chairman of the audit committee has been delegated the authority to pre-approve any engagement for audit services or permitted non-audit services (other than internal control-related services, which must be pre-approved by the full audit committee), provided the chairman must present any decisions made under the auspices of this authority to the full committee at the next scheduled meeting.

All of the services provided by PwC described above were approved by our audit committee pursuant to our audit committee’s pre-approval policies.

Vote Required

Ratification of the appointment of PwC to audit the consolidated financial statements of our company for the fiscal year ending January 2, 2022 will require the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING JANUARY 2, 2022.

Sprouts Farmers Market	2021 Proxy Statement 53

Security Ownership of Certain Beneficial Owners and Management

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, March 29, 2021, by the following:

•	each of our directors and named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options, restricted stock and restricted stock units that are currently exercisable or exercisable within 60 days of the record date, March 29, 2021. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options, but are not outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the percentage of beneficial ownership is based on 118,194,576 shares of common stock outstanding as of March 29, 2021.

54 2021 Proxy Statement	Sprouts Farmers Market

Security Ownership of Certain Beneficial Owners and Management

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Sprouts Farmers Market, Inc., 5455 East High Street, Suite 111, Phoenix, Arizona 85054.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage Beneficially Owned
Named Executive Officers and Directors:
Jack L. Sinclair(2)	99,106	*
Denise A. Paulonis(3)	21,481	*
Gilliam D. Phipps(4)	13,163	*
David M. McGlinchey (5)	27,976	*
J. Scott Neal(6)	—	*
Joel D. Anderson(7)	24,253	*
Kristen E. Blum(8)	31,193	*
Joseph Fortunato(9)	48,792	*
Terri Funk Graham(10)	33,292	*
Lawrence P. Molloy(11)	61,070	*
Joseph O’Leary(12)	18,316	*
Doug G. Rauch(13)	5,694	*
All directors and executive officers as a group (14 persons)	491,753	*
5% Stockholders:
The Vanguard Group(14)	12,087,470	10.2%
BlackRock, Inc.(15)	10,374,989	8.8%
Renaissance Technologies LLC(16)	7,599,820	6.4%

*	Less than 1% of the outstanding shares of common stock

(1)

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of the record date, March 29, 2021, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.

(2)

The amount listed includes (a) 42,467 shares of common stock and (b) 56,639 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 29, 2021.

(3)

The amount listed includes (a) 10,325 shares of common stock and (b) 11,156 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 29, 2021.

(4)

The amount listed includes (a) 5,190 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 29, 2021 and (b) 7,973 shares of restricted stock that will become vested within 60 days of March 29, 2021.

(5)

The amount listed includes (a) 12,912 shares of common stock and (b) 15,064 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 29, 2021.

(6)

Mr. Neal was appointed as our Chief Fresh Merchandising Officer on June 15, 2020, and none of his outstanding equity awards are currently vested or exercisable or will become vested or exercisable within 60 days of the record date, March 29, 2021.

(7)	The amount listed includes (a) 18,559 shares of common stock and (b) 5,694 shares of restricted stock that will become vested within 60 days of March 29, 2021.

(8)	The amount listed includes (a) 25,499 shares of common stock and (b) 5,694 shares of restricted stock that will become vested within 60 days of March 29, 2021.

(9)

The amount listed includes (a) 39,475 shares of common stock, (b) 3,623 shares issuable upon exercise of stock option that are currently vested or will become vested with 60 days of March 29, 2021, and (c) 5,694 shares of restricted stock that become

Sprouts Farmers Market	2021 Proxy Statement 55

Security Ownership of Certain Beneficial Owners and Management

vested of will become vested within 60 days of March 29, 2021. Of such shares of common stock, 15,000 shares are held by Fortunato 2020 Irrevocable Trust, an entity established by Mr. Fortunato for estate planning purposes; Mr. Fortunato (i) may be deemed to have beneficial ownership of the shares owned of record thereby, and (ii) has sole voting and investment power with respect to such shares.

(10)

The amount listed includes (a) 23,975 shares of common stock, (b) 3,623 shares issuable upon exercise of stock option that are currently vested or will become vested with 60 days of March 29, 2021, and (c) 5,694 shares of restricted stock that will become vested within 60 days of March 29, 2021.

(11)

The amount listed includes (a) 51,753 shares of common stock, (b) 3,623 shares issuable upon exercise of stock option that are currently vested or will become vested with 60 days of March 29, 2021, and (c) 5,694 shares of restricted stock that will become vested within 60 days of March 29, 2021.

(12)	The amount listed includes (a) 12,622 shares of common stock and (b) 5,694 shares of restricted stock that will become vested within 60 days of March 29, 2021.

(13)	The amount listed includes 5,694 shares of restricted stock that will become vested within 60 days of March 29, 2021.

(14)

Based upon information contained in Schedule 13G/A filed by the beneficial owner with the SEC on February 10, 2021. The Vanguard Group reports shared voting power with respect to 92,480 shares, sole dispositive power with respect to 11,898,863 shares and shared dispositive power with respect to 188,607 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(15)

Based upon information contained in Schedule 13G/A filed by the beneficial owner with the SEC on February 1, 2021. Includes 9,976,971 shares of which Blackrock, Inc. has sole voting power and 10,374,989 shares of which Blackrock, Inc. has sole dispositive power as a parent holding company. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10055.

(16)

Based upon information contained in Schedule 13G/A filed by the beneficial owner with the SEC on February 11, 2021. Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation report sole voting power with respect to 7,549,220 shares and sole dispositive power with respect to 7,599,820 shares as an investment adviser. The address of Renaissance Technologies LLC is 800 Third Avenue, New York, New York 10022.

56 2021 Proxy Statement	Sprouts Farmers Market

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions during our last three fiscal years to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.

CV Sciences

We purchased certain botanical-based products for resale from CV Sciences, Inc., a company in which Terri Funk Graham has served on the board of directors since August 2019. Our purchases from this company in fiscal 2020 totaled $0.1 million. Ms. Graham does not have a direct or indirect interest in such transactions.

Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. In addition, we entered into indemnification agreements with each of our directors and executive officers.

Policies and Procedures for Related Party Transactions

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons, are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must first be presented to our audit committee for review, consideration, and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All of the transactions described above were entered into after presentation, consideration and approval by our audit committee.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any proposal that a stockholder of our company wishes to have included in the proxy statement in connection with our 2022 annual meeting of stockholders must be submitted to us no later than December 10, 2021. All such stockholder proposals must comply with the procedures outlined in Rule 14a-8.

In accordance with our current bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the 2022 annual meeting of stockholders but not submitted for inclusion in the proxy statement for our 2022 annual meeting of stockholders pursuant to Rule 14a-8, must be received by us no earlier than December 27, 2021 and no

Sprouts Farmers Market	2021 Proxy Statement 57

later than January 26, 2022, unless we change the date of our 2022 annual meeting more than 30 days before or more than 70 days after May 26, in which case stockholder proposals must be received by us no earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of (x) the 120th day prior to such annual meeting or (y) the 10th day following the day on which we first make a public announcement of the date of such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All such stockholder proposals must include the specified information described in our bylaws.

Proposals and other items of business should be directed to the attention of our Corporate Secretary at our principal executive offices, 5455 East High Street, Suite 111, Phoenix, Arizona 85054.

DIRECTOR NOMINATIONS FOR INCLUSION IN OUR 2022 PROXY MATERIALS (PROXY ACCESS)

Under our proxy access bylaw, if a stockholder (or a group of up to 20 stockholders) who has owned at least 3% of our shares for at least three years and has complied with the other requirements set forth in our bylaws wants us to include director nominees (up to the greater of two nominees or 20% of the Board) in our 2022 proxy materials for election at our 2022 annual meeting of stockholders, the nominations must be directed to the attention of our Corporate Secretary at our principal executive offices, 5455 East High Street, Suite 111, Phoenix, Arizona 85054, no earlier than December 27, 2021 and no later than January 26, 2022.

Any stockholder considering a proxy access nomination should carefully review our bylaws, which were included as Exhibit 3.2 to our Current Report on Form 8-K, filed with the SEC on January 30, 2017.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

Dated: April 9, 2021

58 2021 Proxy Statement	Sprouts Farmers Market

Appendix A

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This proxy statement contains financial measures, EBITDA, adjusted EBITDA, adjusted EBIT, adjusted net income and adjusted diluted earnings per share in discussing our company’s financial performance, as well as Plan EBIT and Plan EBT, that were used as performance targets in certain of our performance-based compensation items during 2020. These measures are not calculated in accordance with accounting principles generally accepted in the United States of America (referred to as “GAAP”).

We define EBITDA as net income before interest expense, provision for income tax, and depreciation, amortization and accretion and adjusted EBITDA as EBITDA excluding the impact of special items. We define adjusted EBIT, adjusted net income and adjusted diluted earnings per share by adjusting the applicable GAAP measure to remove the impact of these special items. Plan EBIT and Plan EBT may contain further adjustments, as determined by our compensation committee.

We believe the presentation of EBITDA, adjusted EBITDA, adjusted EBIT, adjusted net income and adjusted diluted earnings per share aids in the understanding of our business performance, but is not intended to be an alternative to GAAP measures. For the fiscal year ended January 3, 2021, there were no further adjustments used by our compensation committee to determine Plan EBIT and Plan EBITDA for purposes of certain of our performance-based compensation items; thus only adjusted EBIT and adjusted EBITDA are presented below.

These non-GAAP measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. Use of these terms below may differ from similar measures reported by other companies. Because of their limitations, these non-GAAP measures should not be considered as measures of discretionary cash available to use to reinvest in growth of our business, or as measures of cash that will be available to meet our obligations. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

The following table shows a reconciliation of adjusted EBITDA to net income for the fifty-three weeks ended January 3, 2021 and for the fifty-two weeks ended December 29, 2019 and a reconciliation of EBIT, net income and diluted earnings per share to adjusted EBIT, adjusted net income and adjusted diluted earnings per share for the fifty-three weeks ended January 3, 2021 and for the fifty-two weeks ended December 29, 2019:

Sprouts Farmers Market	2021 Proxy Statement A-1

Appendix A

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

NON-GAAP MEASURE RECONCILIATION

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Fifty-three Weeks Ended January 3, 2021	Fifty-two Weeks Ended December 29, 2019
Net income	$287,450	$149,629
Income tax provision	89,428	46,539
Interest expense, net	14,787	21,192

Earnings before interest and taxes (EBIT)	391,665	217,360
Depreciation, amortization and accretion	126,508	122,804

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$518,173	$340,164

Special Items:
Strategic initiatives (1)	$8,835	$—
Store closures (2)	—	508

Total Special Items - pre tax	8,835	508

Adjusted EBITDA	$527,008	$340,672

Net income	$287,450	$149,629
Special Items:
Strategic initiatives, net of tax (1)	6,565	—
Store closures, net of tax (2)	—	377

Adjusted Net income	$294,015	$150,006

Diluted earnings per share	$2.43	$1.25
Adjusted diluted earnings per share	$2.45	$1.25

Diluted weighted average shares outstanding	118,224	119,742

(1)	Includes professional fees related to our ongoing strategic initiatives. After-tax impact includes the tax benefit on the pre-tax charge.

(2)	Includes the direct costs associated with store closures and relocation. After-tax impact includes the tax benefit on the pre-tax charge.

A-2 2021 Proxy Statement	Sprouts Farmers Market

SPROUTS FARMERS MARKET, INC. 5455 EAST HIGH STREET, SUITE 111 PHOENIX, AZ 85054
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 25, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/SFM2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 25, 2021. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D45342-P49288 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
SPROUTS FARMERS MARKET, INC.
The Board of Directors recommends you vote FOR the following Class II director nominees:
1. Election of Directors
Nominees:
01) Joseph Fortunato 02) Lawrence P. Molloy 03) Joseph D. O’Leary
For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR proposals 2 and 3.
2. To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2020 (“say-on-pay”).
3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2022.
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
For Against Abstain
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.
D45343-P49288
SPROUTS FARMERS MARKET, INC. Annual Meeting of Stockholders May 26, 2021 8:00 AM Pacific Time
This proxy is solicited on behalf of the Board of Directors
The undersigned stockholder of SPROUTS FARMERS MARKET, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 9, 2021, and hereby appoints Denise A. Paulonis and Brandon F. Lombardi and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2021 Annual Meeting of Stockholders of SPROUTS FARMERS MARKET, INC., to be held on Wednesday, May 26, 2021, at 8:00 AM Pacific Time, via webcast at www.virtualshareholdermeeting.com/SFM2021, and at any adjournment or postponement thereof, and to vote all shares of common stock of SPROUTS FARMERS MARKET, INC. held of record by the undersigned at the close of business on March 29, 2021 as hereinafter specified upon the proposals set forth on the reverse side of this proxy card.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE THREE CLASS II DIRECTOR NOMINEES (PROPOSAL 1), “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, “FOR” THE ELECTION OF THE THREE CLASS II DIRECTOR NOMINEES (PROPOSAL 1), “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. A majority of such proxies or substitutes as shall be present and shall act at said meeting or any adjournment or postponements thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.
Continued and to be signed on reverse side